UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Swift Transportation Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2014

To our stockholders:

We cordially invite you to attend the 2014 annual meeting of Swift’s stockholders. The meeting will take place at the The Wigwam, which is located at 300 East Wigwam Blvd., Litchfield Park, Arizona 85340, on Thursday, May 8, 2014, at 9:00 a.m. local time. We look forward to your attendance either in person or by proxy.

The purpose of the meeting is to:

(1)	Elect the four nominees named in the attached proxy statement as directors of Swift;

(2)	Advisory vote to approve the compensation of Swift’s named executive officers;

(3)	Vote to approve the Company’s 2014 Omnibus Incentive Plan

(4)	Vote on stockholder proposal to develop a recapitalization plan; and

(5)	Ratify the appointment of KPMG LLP as Swift’s independent registered public accounting firm for the fiscal year 2014;

(6)	Transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on March 21, 2014 may vote at the meeting or any postponements or adjournments of the meeting.

By Order of the Board of Directors,

James Fry

Executive Vice President, General Counsel and Secretary

Date: April 8, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2014

The Company’s proxy statement for the 2014 annual meeting of stockholders and its Annual Report to stockholders for the fiscal year ended December 31, 2013 are available at www.swifttrans.com.

PROXY STATEMENT

SWIFT TRANSPORTATION COMPANY

2200 South 75th Avenue

Phoenix, Arizona 85043

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 8, 2014

The Board of Directors (the “Board”) of Swift Transportation Company (the “Company” or “Swift”, “we, “our”) is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2014 Annual Meeting of Stockholders (“Annual Meeting”). The meeting will take place at The Wigwam which is located at 300 East Wigwam Blvd., Litchfield Park, Arizona 85340, on Thursday, May 8, 2014, at 9:00 a.m. local time. At the meeting, stockholders will vote on (i) the election of the four directors named in this proxy statement, (ii) an advisory approval of the compensation of Swift’s named executive officers; (iii) the 2014 Omnibus Incentive Plan; (iv) a stockholder proposal to develop a recapitalization plan; and (v) the ratification of KPMG LLP as Swift’s independent registered public accounting firm for the fiscal year 2014. Stockholders also will consider any other matters that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card, by voting electronically on the Internet or by telephone), you authorize James Fry, Swift’s Executive Vice President, General Counsel and Secretary, and Virginia Henkels, Swift’s Executive Vice President and Chief Financial Officer (“CFO”), to represent you and vote your shares at the Annual Meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the Annual Meeting.

Swift’s Annual Report to Stockholders for the fiscal year ended December 31, 2013, which includes the Company’s fiscal 2013 audited consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending the proxy statement, form of proxy and accompanying materials to stockholders on or about April 8, 2014.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

When and Where is the Annual Meeting?

Date:	Thursday, May 8, 2014
Time:	9:00 a.m., Local Time
Location:	Wigwam
300 East Wigwam Blvd.
Litchfield Park, AZ 85340

What Matters will be Voted upon at the Annual Meeting?

At the Annual Meeting, you will be asked to:

•

Vote upon a proposal to elect nominees Jerry Moyes, Richard H. Dozer, David Vander Ploeg and Glenn Brown as directors to hold office for a term of one year, expiring at the close of the Annual Meeting of Stockholders in 2015 or until their successors are duly elected and qualified or until their earlier resignation or removal.

•	Advisory vote to approve the compensation of Swift’s named executive officers.

•	Vote on the 2014 Omnibus Incentive Plan.

•	Vote on a stockholder proposal to develop a recapitalization plan.

•	Vote upon a proposal to ratify the appointment of KPMG LLP as Swift’s independent registered public accounting firm for the 2014 calendar year.

•	Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

What Constitutes a Quorum?

The presence, either in person or by proxy, of the holders of at least a majority of our issued and outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

What if a Quorum is not Present at the Annual Meeting?

If a quorum is not present at the meeting, the holders of a majority of voting power of the shares (but in any event not less than one-third of such shares) of the shares entitled to vote at the meeting who are present, in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Who is Entitled to Vote?

Only stockholders of record of Swift’s common stock at the close of business on March 21, 2014, which is the “record date,” are entitled to notice of, and to vote at, the Annual Meeting. Shares that may be voted include shares that are held:

•	directly by the stockholder of record, and

•	beneficially through a broker, bank or other nominee.

Each share of our Class A common stock will be entitled to one vote on all matters submitted for a vote at the Annual Meeting. Each share of our Class B common stock will be entitled to two votes on all matters submitted for a vote at the Annual Meeting.

As of the record date, there were 88,741,525 shares of our Class A common stock issued and outstanding and entitled to be voted at the Annual Meeting and 52,441,938 shares of our Class B common stock issued and outstanding and entitled to be voted at the Annual Meeting.

What is the Difference between Holding Shares as a “Registered Owner” and a “Beneficial Owner”?

Most of Swift’s Class A stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

•

Registered Owners — If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•

Beneficial Owners — If your shares are held in a brokerage account, bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote or to vote in person at the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the stockholder of record) giving you the right to vote the shares.

What is a Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because (i) the beneficial owner has not instructed the nominee on how to vote, and (ii) the nominee lacks discretionary voting power to vote such issues.

Under the rules of the NYSE, as discussed above, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

What is the Effect of not Casting your Vote?

Under the rules of the New York Stock Exchange (“NYSE”), a record holder does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares. Other than the proposal to ratify the appointment of KPMG, all of the proposals are considered non-routine matters. Therefore, your shares will not be voted without your specific instructions. Thus, if you hold your shares in street name and you do not instruct your record holder how to vote in the election of directors (Proposal 1), the advisory vote to approve the compensation of Swift’s named executive officers (Proposal 2), the vote for approval of the 2014 Omnibus Incentive Plan (Proposal 3) or the vote on the stockholder proposal to develop a recapitalization plan (Proposal 4), no votes will be cast on your behalf. Your record holder will, however, continue to have the ability to vote your shares in its discretion on the ratification of the appointment of the independent registered public accounting firm (Proposal 5).

What Stockholder Approval is Necessary for Approval of the Proposals?

Election of Directors (Proposal 1)

Each director shall be elected by a vote of the majority of votes cast with respect to that director. This means that a director must receive more “for” than “withheld” votes with respect to that director. However, if the number of nominees is greater than the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any stockholder meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

Advisory Vote to Approve the Compensation of Swift’s Named Executive Officers (Proposal 2)

Approval of this resolution requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. While this vote is required by law, it is not binding on the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Vote to Approve the Company’s 2014 Omnibus Incentive Plan (Proposal 3)

Approval of this proposal requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Under applicable NYSE rules, abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Vote on Shareholder Proposal to Develop a Recapitalization Plan (Proposal 4)

Approval of this proposal requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

Ratification of the Appointment of KPMG as Swift’s Independent Registered Public Accounting Firm (Proposal 5)

The ratification of the Audit Committee’s appointment of KPMG LLP as Swift’s independent registered public accounting firm for the fiscal year 2014 requires the affirmative vote of a majority of the shares of our common stock cast by the shareholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. Stockholder ratification is not required for the appointment of Swift’s independent registered public accounting firm. However, we are submitting the proposal to solicit the opinion of our stockholders.

May I Vote my Shares in Person at the Annual Meeting?

If you are the registered owner of shares of Swift’s common stock on the record date, you have the right to vote your shares in person at the Annual Meeting.

If you are the beneficial owner of shares of Swift’s common stock on the record date, you may vote these shares in person at the Annual Meeting if you have requested a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote the shares at the Annual Meeting. You will need to complete such legal proxy and present it to Swift at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I Vote my Shares without Attending the Annual Meeting?

If you are a registered owner, you may instruct the named proxy holders on how to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided with this proxy statement, or by using the Internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the Internet and telephone voting systems are on the proxy card. The Internet and telephone voting systems will be available until 11:59 p.m. Mountain Standard Time on Wednesday, May 7, 2014 (the day before the Annual Meeting).

If you are the beneficial owner of shares held in street name, you should instruct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee has enclosed with this proxy statement a voting instruction card for you to use in directing your nominee on how to vote your shares. The instructions from your nominee will indicate whether Internet or telephone voting is available and, if so, will provide details regarding how to use those systems.

How will my Proxy be Voted?

Shares represented by a properly executed proxy (in paper form, by Internet or by telephone) that is received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. James Fry and Virginia Henkels are named as proxies in the proxy form and have been designated by the Board as the directors’ proxies to represent you and vote your shares at the Annual Meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted:

(1)	FOR the election of the four nominees for director named in this proxy statement;

(2)	FOR the resolution approving, on an advisory basis, the compensation of Swift’s named executive officers;

(3)	FOR approval of the Company’s 2014 Omnibus Incentive Plan;

(4)	AGAINST the stockholder proposal to develop a recapitalization plan;

(5)	FOR the ratification of the appointment of KPMG LLP as Swift’s independent registered public accounting firm for the 2014 calendar year; and

(6)	in accordance with the proxy holders’ best judgment as to any other business that properly comes before the Annual Meeting.

May I Revoke my Proxy and Change my Vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

If you are the registered owner, you may revoke your proxy and change your vote by:

•	submitting a new proxy bearing a later date (which automatically revokes the earlier proxy);

•	giving notice of your changed vote to us in writing mailed to the attention of James Fry, Corporate Secretary, at our executive offices;

•	attending the Annual Meeting and giving oral notice of your intention to vote in person; or

•	re-voting by telephone or Internet.

You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Will my Vote be kept Confidential?

Yes, your vote will be kept confidential and not disclosed to the Company unless:

•	required by law;

•	you expressly request disclosure on your proxy; or

•	there is a proxy contest.

Who will Pay the Costs of Soliciting Proxies?

Swift will bear all costs of this proxy solicitation. In addition to soliciting proxies by this mailing, our directors, officers and regular employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. Swift will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

What other Business will be Presented at the Annual Meeting?

As of the date of this proxy statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should arise at the Annual Meeting, the persons named as proxy holders, James Fry and Virginia Henkels will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of the director nominees are not available to serve as a director, the named proxy holders will vote your proxy for such other director candidate or candidates as may be nominated by the Board.

Where can I Find the Voting Results of the Annual Meeting?

Swift intends to report voting results of the Annual Meeting on Form 8-K within four business days after the Annual Meeting.

What Should I do if I Receive more than One Set of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxies or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and instruction card that you receive.

Who can Help Answer my Questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this proxy statement, or if you need directions to or special assistance at the Annual Meeting, please call the Corporate Secretary at 1-800-800-2200, extension 9073574 or email the Corporate Secretary at jim_fry@swifttrans.com. In addition, information regarding the Annual Meeting is available via the Internet at our website, www.swifttrans.com.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Documents

In furtherance of its goals of providing effective governance of Swift’s business and affairs for the long-term benefit of stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, the Board has adopted Corporate Governance Guidelines, charters for each of its Board committees, and a Code of Business Conduct and Ethics for directors, officers and employees of the Company. Each of these documents is available in the corporate governance section of the Investor Relations page of our Web site at www.swifttrans.com.

Risk Management and Oversight

Our full Board oversees our risk management process. Our Board oversees a company-wide approach to risk management, carried out by our management. Our full Board determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks as well as financial risks and is responsible for overseeing potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.

Composition of Board and Board Leadership Structure

Our Board currently consists of five members, William Post, Jerry Moyes, Richard H. Dozer, David Vander Ploeg and Glenn Brown, all of whom other than Mr. Moyes qualify as independent directors under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Board requires the separation of the offices of the Chairman of our Board and our Chief Executive Officer (“CEO”). Currently, our independent Chairman of the Board is William Post. Our Board will be free to choose the Chairman in any way that it deems best for us at any given point in time, provided that the Chairman not be our CEO or any other employee of Swift. Mr. Post has decided not to stand for re-election at the 2014 Annual Meeting and current Board member and chair of the Audit Committee, Richard H. Dozer, is expected to be appointed as our Chairman of the Board at the expiration of Mr. Post’s term at the 2014 Annual Meeting. Mr. Dozer is not an employee of the Company nor does Mr. Dozer have any other affiliations with the Company, thereby qualifying Mr. Dozer as an independent director for service as our Chairman of the Board. If the Chairman of the Board is not an independent director, our Board’s independent directors will designate one of the independent directors on the Board to serve as lead independent director. In addition, so long as our CEO is a permitted holder or an affiliated person (as defined in our certificate of incorporation), the Chairman of our Board must be an independent director. The duties of the Chairman, or the lead independent director if the Chairman is not independent, include:

•	presiding at all executive sessions of the independent directors;

•	presiding at all meetings of our Board and the stockholders (in the case of the lead independent director, where the Chairman is not present);

•	coordinating the activities of the independent directors;

•	preparing Board meeting agendas in consultation with the CEO and lead independent director or Chairman, as the case may be, and coordinating Board meeting schedules;

•	authorizing the retention of outside advisors and consultants who report directly to the Board;

•	requesting the inclusion of certain materials for Board meetings;

•	consulting with respect to, and where practicable receiving in advance, information sent to the Board;

•	collaborating with the CEO and lead independent director or Chairman, as the case may be, in determining the need for special meetings;

•	in the case of the lead independent director, acting as liaison for stockholders between the independent directors and the Chairman, as appropriate;

•	communicating to the CEO, together with the chairman of the Compensation Committee, the results of the Board’s evaluation of the CEO’s performance;

•

responding directly to stockholder and other stakeholder questions and comments that are directed to the Chairman of the Board, or to the lead independent director or the independent directors as a group, as the case may be; and

•	performing such other duties as our Board may delegate from time to time.

In the absence or disability of the Chairman, the duties of the Chairman (including presiding at all meetings of our Board and the stockholders) shall be performed and the authority of the Chairman may be exercised by an independent director designated for this purpose by our Board. The Chairman of our Board (if he or she is an independent director) or the lead independent director, if any, may only be removed from such position with the affirmative vote of a majority of the independent directors, only for the reasons set forth in our By-laws, including a determination that the Chairman, or lead independent director, as the case may be, is not exercising his or her duties in the best interests of Swift and our stockholders.

Board Diversity

As reflected in the director biographies, the Board prefers a mix of background and experience among its members. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service to the Company. The effectiveness of this approach is evidenced by the directors’ participation in insightful and robust, yet mutually respectful, deliberation that occurs at Board and committee meetings.

Board Meetings

The Board held eight meetings during the 2013 calendar year. All directors attended all of the Board meetings in 2013.

Director Attendance at Annual Meeting

All five directors attended Swift’s 2013 Annual Meeting of Stockholders. Directors are invited and encouraged to attend the Company’s annual meeting of stockholders.

Board Committees

As a result of Mr. Moyes and Ms. Moyes jointly with Mr. Moyes, controlling a majority of the vote of our voting common stock, we qualify as a “controlled company” within the meaning of the corporate governance listing standards of the NYSE. As such, we have the option to elect not to comply with certain of such listing standards. However, consistent with our goal to implement strong corporate governance standards, we do not currently, and do not intend to, elect to be treated as a “controlled company” under the rules of the NYSE.

Our Board has an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each of which is composed entirely of independent directors, each of whom is a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act, and an “outside director” within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code. Our Board also created a Special Committee comprised entirely of independent directors in order to consider potential acquisition opportunities that were presented during 2012 and 2013. On August 6, 2013, after extensive analysis, opinion, input and guidance from outside independent financial and legal consultants as well as research, analysis, deliberation and negotiation by the Special Committee, the Special Committee authorized and the Company completed the acquisition of Central Refrigerated Transportation, Inc. and its subsidiaries.

Members serve on these committees until their respective resignations or until otherwise determined by our Board. Our Board may from time to time establish other committees.

Current committee memberships are as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard H. Dozer (Chairman)	David Vander Ploeg (Chairman)	William Post (Chairman)
William Post	William Post	Richard H. Dozer
David Vander Ploeg	Richard H. Dozer	David Vander Ploeg
Glenn Brown	Glenn Brown	Glenn Brown

Special Committee
William Post (Chairman)
Richard Dozer
David Vander Ploeg
Glenn Brown

Audit Committee

The Audit Committee held twelve meetings in 2013. The Audit Committee performs the following functions:

•

reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our management and independent registered public accounting firm;

•	reviews our financial risk and control procedures, compliance programs, and significant tax, legal, and regulatory matters;

•

has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance, and set clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	regularly reviews matters and monitors compliance with procedures with Swift’s internal audit department and oversees performance of the internal audit department;

•	oversees investigation and resolution of complaints submitted under the Company’s Whistleblower policy;

•	administers our related party transactions policy and evaluates related party transactions submitted for approval;

•	regularly meets with management, internal auditors, the independent auditors and the Board in executive session; and

•	annually reviews the Audit Committee Charter for compliance with the duties and responsibilities set forth therein.

The Board has determined that Richard H. Dozer is an audit committee financial expert as such term is defined in Item 407(d)(5) of Regulation S-K, promulgated by the Securities and Exchange Commission (“SEC”). The Board has determined that all members of the Audit Committee satisfy the independence standards of the NYSE listing standards and the SEC requirements and possess the requisite knowledge in financial matters to sit as a member of the Audit Committee.

Compensation Committee

The Compensation Committee held six meetings in 2013. The Compensation Committee performs the following functions:

•	evaluates the performance of, determines, approves and recommends to the Board the base salary, cash incentives and annual equity awards for the Chief Executive Officer and the President;

•	annually reviews corporate goals and objectives relevant to the compensation of our other executive officers and evaluates performance in light of those goals and objectives;

•	approves base salary and other compensation of our other executive officers;

•	approves and recommends to the Board annual equity awards for the executive officers;

•

adopts, oversees, and periodically reviews the operation of all of Swift’s equity-based employee (including management and director) compensation plans and incentive compensation plans, programs and arrangements, including grants of restricted stock units, performance units and stock options and other perquisites and fringe benefit arrangements;

•	annually reviews the outside directors’ compensation arrangements to ensure their competitiveness and compliance with applicable laws;

•	annually reviews the Company’s cash and equity incentive performance goals and objectives and certifies whether such goals are met;

•	reviews with management the Compensation Discussion and Analysis (“CD&A”) for inclusion in the Proxy Statement filed with the SEC; and

•	annually reviews the Compensation Committee Charter for compliance with the duties and responsibilities set forth therein.

The Board has determined that all members of the Compensation Committee satisfy the independence listing standards of the NYSE and the SEC requirements. All members of the Compensation Committee qualify as “nonemployee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, as amended.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held three meetings in 2013. The Nominating and Corporate Governance Committee performs the following functions:

•	identifies, screens, and recommends qualified candidates to the Board for Board membership;

•	develops and reviews corporate governance guidelines adopted by the Board;

•	advises the Board with respect to the Board composition, diversity, procedures and committees;

•	oversees the evaluation of the Board and management;

•	monitors compliance with the Company’s securities trading policy;

•	recommends individuals to the Board for election by the stockholders or appointment by the Board; and

•	annually reviews the Nominating and Corporate Governance Committee Charter for compliance with the duties and responsibilities set forth therein.

The Board has determined that all members of the Nominating and Corporate Governance Committee satisfy the independence listing standards of the NYSE.

Special Committee

The Special Committee was formed in May 2011 to evaluate the Company’s desire to expand it’s refrigerated business segment. Such consideration included an analysis and comparison of organic growth and alternative business opportunities including, but not limited to a potential acquisition of Central Refrigerated Transportation, Inc., a company in which our CEO, Jerry Moyes, held a controlling interest. On August 6, 2013, after extensive analysis, input and guidance from outside independent financial and legal consultants as well as research, analysis, deliberation and negotiation by the Special Committee including, but not limited to evaluation of alternative business opportunities and organic growth, the Special Committee unanimously authorized, the board of directors unanimously approved (exclusive of Jerry Moyes) and the Company completed the acquisition of all of the outstanding capital stock of Central Refrigerated Transportation, Inc. and its subsidiaries. In 2013, the Special Committee held fifteen meetings. The Special Committee remains intact in order to monitor the integration process.

Corporate Governance Policy

Our Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. A copy of these guidelines has been posted on our website, www.swifttrans.com. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	directors are responsible for attending Board meetings and meetings of committees on which they serve and to review in advance of meetings material distributed for such meetings;

•

the Board’s principal responsibility is to oversee and direct our management in building long-term value for our stockholders and to assure the vitality of Swift for our customers, clients, employees, and the communities in which we operate;

•

at least two-thirds of the Board shall be independent directors, and other than our CEO and up to one additional non-independent director, all of the members of our Board will be independent directors;

•	our Nominating and Corporate Governance Committee is responsible for nominating members for election to our Board and will consider candidates submitted by stockholders;

•	our Board believes that it is important for each director to have a financial stake in Swift to help align the director’s interests with those of our stockholders;

•

although we do not impose a limit to the number of other public company boards on which a director serves, our Board expects that each member be fully committed to devoting adequate time to his or her duties to Swift;

•	the independent directors meet in executive session on a regular basis, but not less than quarterly;

•	each of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee must consist solely of independent directors;

•

new directors participate in an orientation program and all directors are encouraged to attend, at our expense, continuing educational programs to further their understanding of our business and enhance their performance on our Board; and

•	our Board and its committees sponsor annual self-evaluations to determine whether members of the Board are functioning effectively.

In addition, our governance guidelines include a resignation policy requiring sitting directors to tender resignations if they fail to obtain a majority vote in uncontested elections.

Nomination of Director Candidates

The Nominating and Corporate Governance Committee will consider director recommendations proposed by stockholders. To recommend a prospective director candidate for the Nominating and Corporate Governance Committee’s consideration, stockholders may submit the candidate’s name, qualifications, and other relevant biographical information in writing to: Swift Transportation Company, Nominating and Corporate Governance Committee, c/o Corporate Secretary, 2200 S. 75th Ave., Phoenix, AZ 85043. Swift’s By-laws require stockholders to give advance notice of stockholder proposals, including nominations of director candidates. For more information, please see “Stockholder Proposals”.

The Board is responsible for recommending director candidates for election by the stockholders and for electing directors to fill vacancies or newly created directorships. The Board has delegated the screening and evaluation process for director candidates to the Nominating and Corporate Governance Committee, which identifies, evaluates and recruits qualified director candidates and recommends them to the Board. The Nominating and Corporate Governance Committee considers potential candidates for director, who may come to the attention of the Nominating and Corporate Governance Committee through current directors, management, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee considers and evaluates a director candidate recommended by a stockholder in the same manner as a nominee recommended by a Board member, management, search firm or other sources.

If the Nominating and Corporate Governance Committee determines that an additional or replacement director is necessary or advisable, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a potential director candidate, including interviewing the candidate, engaging an outside firm to gather additional information about the candidate and making inquiries of persons with knowledge of the candidate’s qualifications and character. In its evaluation of potential director candidates, including the members of the Board eligible for reelection, the Nominating and Corporate Governance Committee considers the current size, composition and needs of the Board and each of its committees.

Majority-Voting Standard for Director Elections

Swift’s By-laws require that we use a majority-voting standard in uncontested director elections and contain a resignation requirement for directors who fail to receive the required majority vote. Under the majority-voting standard, a director nominee must receive more votes cast “for” than “withheld” his or her election in order to be elected to the Board. In accordance with the majority-voting standard and resignation requirement, each director who is standing for reelection at the annual meeting has tendered an irrevocable resignation from the Board that will take effect if (i) the director does not receive more votes cast “for” than “withheld” his or her election at the annual meeting, and (ii) the Board accepts the resignation.

Business Code of Ethics

The Audit Committee and our Board have adopted a Business Code of Ethics (within the meaning of Item 406(b) of Regulation S-K) that applies to our Board, CEO, CFO, Controller, and such other persons designated by our Board or an appropriate committee thereof. The Board believes that these individuals must set an exemplary standard of conduct for us, particularly in the areas of accounting, internal accounting control, auditing, and finance. The Business Code of Ethics sets forth ethical standards the designated officers must adhere to. The Business Code of Ethics is posted on our website at www.swifttrans.com. The Business Code of Ethics is available free of charge on our website or to receive a copy, you may also write to Swift Transportation Company, c/o Corporate Secretary, 2200 S. 75th Ave., Phoenix, AZ 85043.

Executive Sessions of Non-Management Directors

Non-management Board members met without management present at least four times last year in executive sessions. At least four times per year, such meetings include only the independent members of the Board. The Chairman of the Board presides over meetings of the non-employee and independent directors.

Stock Trading Policy

The Company has a securities trading policy (“STP”) which sets forth the terms, conditions, timing, limitations and prohibitions with respect to employee trading in Company stock. All directors, NEOs and specified restricted individuals (“Covered Persons”) are required to obtain approval from the Company compliance officers prior to engaging in any stock transaction and all employees are prohibited from engaging in any puts, calls or short selling of Company stock. The trading window for Section 16 filers and specified Covered Persons is generally open beginning with the open of trading on the NYSE on the third full trading day after the Company releases its quarterly earnings and closes on the last day of the month preceding the last month of every quarter. However, any open trading window notwithstanding, no employee is permitted to trade in Company stock while in possession of material non public information.

Included in the STP is a limitation on the pledging of stock on margin. As drafted and disclosed at the time of our initial public offering (“IPO”), the STP allows any employee including members of the Board of directors and officers of the Company to pledge up to 20% of their family stock holdings for margin loans. Family holdings are defined as including trusts for the benefit of a senior executive officer, director or compliance officer or his/her family members. In July 2013, the Nominating and Governance Committee and the Board approved revisions to the STP which provide for further limitations on the pledging of stock on margin. Effective July 1, 2014, the limitation on pledging on margin will be reduced to 15% and effective July 1, 2015, the limitation on pledging on margin will be reduced to 10%.

Any request to pledge Swift stock must be submitted to the compliance officers of the Company for approval. In the case of our CEO, the approval of the Chief Financial Officer, General Counsel and the independent chairman of the Board of Directors is also required and it has been our practice to review any pledge on margin transaction submitted by our CEO with all the independent members of the Board of Directors. We believe this extra layer of approval is more extensive than similar policies at other companies.

As set forth herein under the heading “Security Ownership of Certain Beneficial Owners,” the total stock holdings of our CEO, Jerry Moyes (“Moyes’ Holdings”), totals approximately 55.5 million shares of Company stock. Approximately 8.9 million or 16% of such shares are pledged for margin loans.

In addition to the above described pledging on margin, contemporaneous with and disclosed during the IPO, Mr. Moyes also entered into a mandatory exchange trust (“2010 METS”) in connection with obtaining a personal loan. The 2010 METS was a three (3) year term loan collateralized with 23.8 million shares of non-trading Class B stock. Since this is non-trading Class B stock and not subject to margin calls, it is not stock that is considered “pledged on margin” for purposes of and within the meaning the Company’s STP, therefore it is not, and was not intended at the time of the Company’s IPO, to be included in the calculation of the 20% limitation on margin pledging in the STP. Given the 2010 METS transaction was independent of, but coincident with the establishment of the STP, both of these items were separately addressed and disclosed publicly during and after the IPO. Since the 2010 METS naturally expired on December 31, 2013, Mr. Moyes replaced the 2010 METS with a substantially similar transaction which has two maturities in January and July of 2016 relative to variable amounts of stock or cash that can be used to satisfy the obligation. On October 29, 2013, an affiliate of Mr. Moyes (“M Capital II”) entered into a variable prepaid forward contract (the “VPF Contract”) with Citibank, N.A. (“Citibank”) that was intended to facilitate settlement of and replace the 2010 METS. This transaction (the “VPF Transaction”) effectively replaced the 2010 METS with the VPF Contract and allowed the parties to the 2010 METS transaction to satisfy their obligations under the 2010 METS (as contemplated by their terms)

without reducing the number of shares owned by these parties. In connection with the VPF Transaction, 25,994,016 shares of Class B Common Stock are collateralized by Citibank to secure M Capital II’s obligations under the VPF Contract. As these shares are not pledged to secure a loan on margin, they are not subject to the STP pledging on margin limitation discussed above.

Communications with Directors by Stockholders

Stockholders and other interested parties may communicate directly with any member or committee of the Board by writing to: Swift Transportation Company Board of Directors, c/o Corporate Secretary, 2200 S. 75th Ave., Phoenix, AZ 85043. Please specify to whom your letter should be directed. The Corporate Secretary of Swift will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in his opinion, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board. Board members may at any time review a log of all correspondence received by Swift that is addressed to Board members and request copies of any such correspondence.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee, Messrs. Vander Ploeg, Post, Dozer and Brown, is an officer or employee of Swift or was formerly an officer or employee of Swift. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. During fiscal 2013, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K.

RELATIONSHIPS AND RELATED TRANSACTIONS

Overview

We have in place a written policy, a Related Party Transaction Policy, regarding the review and approval of all transactions between Swift and any of our executive officers, directors, and their affiliates. The policy may only be amended by an affirmative vote of a majority of our independent directors, including the affirmative vote of the Chairman of our Board if the Chairman is an independent director, or the lead independent director if the Chairman is not an independent director.

Prior to entering into the related person transaction, the related person must provide written notice to our legal department and our CFO describing the facts and circumstances of the proposed transaction.

If our legal department determines that the proposed transaction is permissible, unless such transaction is required to be approved by our Board under our certificate of incorporation or any indenture or other agreement, the proposed transaction will be immediately submitted for consideration to our Audit Committee (exclusive of any member related to the person effecting the transaction) at its next meeting or, if not practicable or desirable, to the chair of the Audit Committee for prompt submission to all members of the Audit Committee for review and determination.

The Audit Committee or chair will consider the relevant facts and circumstances, including but not limited to: the benefits to the Company; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the transaction; and the arms’ length nature of the arrangement. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of us and our stockholders.

In addition, our amended and restated certificate of incorporation provides that for so long as (1) Jerry Moyes, Vickie Moyes, and their respective estates, executors, and conservators, (2) any trust (including the trustee thereof) established for the benefit of Mr. Moyes, Ms. Moyes, or any children (including adopted children) thereof, (3) any such children upon transfer from Mr. Moyes or Ms. Moyes, or upon distribution from any such trust or from the estates of Mr. Moyes or Ms. Moyes, and (4) any corporation, limited liability company, or partnership, the sole stockholders, members, or partners of which are referred to in (1), (2), or (3) above, or collectively, the “Permitted Holders”, hold in excess of 20% of the voting power of Swift, Swift shall not enter into any contract or transaction with any Permitted Holder or any Moyes-affiliated entities unless such contract or transaction shall have been approved by either (i) at least 75% of the independent directors, including the affirmative vote of the Chairman of our Board if the Chairman is an independent director, or the lead independent director if the Chairman is not an independent director or (ii) the holders of a majority of the outstanding shares of Class A common stock held by persons other than Permitted Holders or any Moyes-affiliated entities. “Independent director” means a director who is not a Permitted Holder or a director, officer, or employee of any Moyes-affiliated entity and is “independent,” as that term is defined in the listing rules of the NYSE as such rules may be amended from time to time.

Transactions with Moyes-Affiliated Entities

We provide and receive freight services, facility leases, equipment leases, air transportation services and other services, including repair and employee services to and from several companies controlled by and/or affiliated with Mr. Moyes. Competitive market rates based on local market conditions are used for such services and facility leases.

The rates we charge for freight services to each of these companies for transportation services are market rates, which are comparable to what we charge third-party customers. The transportation services we provide to affiliated entities provide us with an additional source of operating revenue at our normal freight rates. Freight services received from affiliated entities are brokered out at rates lower than the rate charged to the customer, therefore allowing us to realize a profit. These brokered loads make it possible for us to provide freight services to customers even in areas that we do not serve, providing us with an additional source of income.

Other services that we provided to Moyes-affiliated entities included employee services provided by our personnel, including accounting-related services and negotiations for parts procurement, repair and other truck stop services, and other services. The daily rates we charge for employee-related services reflect market salaries for employees performing similar work functions. Other payments we make to and receive from Moyes-affiliated entities include fuel tank usage, employee expense reimbursement, executive air transport, and miscellaneous repair services. Unless noted below, these relationships and transactions continue in fiscal 2014.

Central Refrigerated Transportation, Inc.

On August 6, 2013, the Company completed an acquisition of all of the outstanding capital stock of Central Refrigerated Transportation, Inc. and its subsidiaries (the “Acquisition”). Mr. Moyes and the Moyes affiliated entities were the majority stockholders of Central Refrigerated Transportation, Inc. and its subsidiaries (“Central Refrigerated”). Central Refrigerated is a premium service truckload carrier specializing in temperature-controlled freight transportation and was the fifth largest provider of temperature-controlled truckload services in the United States. Prior to the Acquisition, the Company received transportation services from Central Refrigerated Transportation. The services received from Central Refrigerated primarily represented brokered freight. The loads were brokered out to Central Refrigerated at rates lower than the rate charged to our customer, therefore allowing the Company to realize a profit. The rates the Company paid for freight services to Central Refrigerated for transportation services were market rates, which were comparable to what it pays to third-party shippers. Until the acquisition on August 6, 2013, we incurred $0.5 million for freight transportation costs provided by Central Refrigerated.

In addition to the above referenced transactions, in November 2010, Central Refrigerated acquired a membership interest in Red Rock Risk Retention Group, Inc. (“Red Rock”) (Swift’s subsidiary captive insurance entity) for a $100,000 capital investment in order to participate in a common interest motor carrier risk retention group, which required the participation by a second carrier, through which Red Rock issued Central Refrigerated a $2.0 million auto liability insurance policy. Under this auto liability insurance policy, Central Refrigerated is responsible for the first $1 million per occurrence in claims and 25% of any claims between $1 million and $2 million per occurrence, with Red Rock insuring 75% of any claims in this $1 million to $2 million layer. This auto liability insurance policy was issued in 2010 and renewed in 2011, 2012 and 2013. As a consequence of the Acquisition, Central Refrigerated might not renew its auto insurance liability policy with Red Rock in 2014. Central Refrigerated obtains insurance from other third-party carriers for claims in excess of $2 million. Red Rock provides this coverage to Central Refrigerated for an annual premium of approximately $0.5 million for each of the 2011 and 2012 policy years and $0.8 million for the 2013 policy year. In addition to the annual premium, Central Refrigerated issued a $2.4 million letter of credit to Red Rock to support the collateral requirements pursuant to the policy. After reasonable investigation and market analysis, we determined that the terms of Central Refrigerated’s participation in Red Rock and the pricing of the auto liability coverage provided thereunder is comparable to the market price of similar insurance coverage offered by third-party carriers in the industry. The inclusion of the similar risk of this third party supports the standing of the Company’s risk retention group with the insurance regulators. Premiums under the policy are payable monthly. As of December 31, 2013, the total premium paid to Red Rock from Central Refrigerated was $0.45 million.

Central Freight Lines, Inc.

For the year ended December 31, 2013, the only related interests of Mr. Moyes in Central Freight Lines, Inc. (“Central Freight”), a company with which Swift contracts for certain limited freight transportation services, were: (i) as a guarantor on certain equipment leases of Central Freight; and (ii) as an owner of Southwest Premier Properties (“SWPP”), a company that leases property to Central Freight. Transportation services received from Central Freight represent LTL (less-than-truckload) freight services rendered to haul parts and equipment to Company shop locations. The rates paid to Central Freight for these loads are comparable to market rates charged by other non-affiliated LTL carriers. The rates the Company charges for freight services to Central Freight for transportation services are market rates, which are comparable to what it charges third-party customers. For the year ended December 31, 2013, the services we provided to Central Freight included $15,000 for freight services and $0.7 million for facility leases. For the same period, the services we received from Central Freight included $50,000 for freight services and $0.4 million for facility leases. For the year ended 2013, we also sold 130 trailers to Central Freight that we no longer needed for a total aggregate sales price of $0.95 million. The prices charged to Central Freight were market rates for the year and condition of the trailers. Swift (through its subsidiary Interstate Equipment Leasing, LLC or “IEL”) also leases tractors to certain owner operators that haul freight for Central Freight. As an administrative accommodation to these owner operators, Central Freight deducts the lease payments due to Swift from the service fees otherwise payable by Central Freight to the owner operators. Central Freight then remits these withheld lease payments to Swift. As of December 31, 2013, the total amount owed to us by Central Freight was $1 million.

Compensi Services (f/k/a Transpay, Inc.)

Compensi Services (“Compensi”), which is partially owned by Mr. Moyes, provides IEL third party payroll and benefit administration services. For the year ended December 31, 2013, the Company paid Compensi $12,000 for these services. As of December 31, 2013, the Company had no outstanding balance owing to Compensi for these services. Compensi also leases facility space from the Company. As of December 31, 2013, Compensi paid the Company $20,000 for leased space. The rates the Company charged for such leased space to Compensi were market rates, which were comparable to what it charges third-party lessees.

Swift Aircraft Management

Swift Aircraft Management is owned by Mr. Moyes and provides the Company with use of corporate jet charter services for business related travel. For the year ended December 31, 2013, the Company incurred $0.8 million for air transportation services provided by Swift Aircraft Management. The rates charged to the Company are at rates generally more favorable than would be available to the Company for similar services charged by unaffiliated third party companies.

Other Affiliated Entities

Mr. Moyes is the principal stockholder of SME Industries, Inc., a steel manufacturing company (“SME”), and Southwest Premier Properties (“SWPP”), a real property leasing company. For the year ended December 31, 2013, we provided freight services to SME totaling $150,000. For the year ended December 31, 2013, we paid SWPP $200,000 for facility leases. The rates charged to SME were market rates, which were comparable to what we charge third-parties for similar freight services. The rates charged to the Company by SWPP are at rates generally more favorable than would be available to the Company for similar leases charged by unaffiliated third party companies.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Company’s By-laws provide that the number of directors shall not be less than one or more than fifteen, with the exact number to be fixed by the Board. Directors serve a term of one year from their election date to the annual meeting of stockholders. At least two-thirds of directors shall consist of persons who are not employees of the Company or of any subsidiary of the Company, provided that there shall not be at any time more than two directors who are employees of the Company.

Directors are elected by a majority of votes cast with respect to each director, provided that the number of nominees does not exceed the number of directors to be elected, in which case the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any stockholder meeting.

The stockholders of the Company elect at the annual meeting successors for directors whose terms have expired. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board. As disclosed, Mr. Post has decided not to stand for re-election at the 2014 Annual Meeting of Stockholders. The Board is currently conducting a director search for a replacement. Accordingly, Mr. Post’s vacant seat is not up for election at the 2014 Annual Meeting of Stockholders.

Our Board has nominated Jerry Moyes, Richard H. Dozer, David Vander Ploeg and Glenn Brown as directors to hold office for a term of one year, expiring at the close of the 2015 Annual Meeting of Stockholders or until their successors are elected and qualified or until their earlier resignation or removal. The Board believes that these incumbent directors standing for re-election are well-qualified and experienced to direct and manage the Company’s operations and business affairs and will represent the interests of the stockholders as a whole. Biographical information on each of these nominees is set forth below under the caption “Nominees for Director.”

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR

EACH OF THE DIRECTOR NOMINEES LISTED HEREIN

Nominees for Director

If elected at the Annual Meeting, all terms expire in 2015.

Jerry Moyes

Mr. Moyes, 70, is CEO and a member of our Board. He served as CEO, President and Chairman of our Board from May 2007 when Mr. Moyes took the Company private, until Mr. Post was appointed as Chairman of the Board on December 16, 2010 in connection with our initial public offering. In 1966, Mr. Moyes formed Common Market Distribution Corp., which was later merged with Swift Transportation, which he also founded. In 1986, Mr. Moyes became Chairman of the Board, President, and CEO of Swift Transportation, positions he held until 2005. In October 2005, Mr. Moyes stepped down from his executive positions at Swift Transportation, although he continued to serve as a Board member. Mr. Moyes has a history of leadership and involvement with the transportation and logistics industry, such as serving as past Chairman and President of the Arizona Trucking Associations, board member and Vice President of the American Trucking Associations, and a board member of the Truckload Carriers Association. Also, Mr. Moyes is a highly regarded, frequently sought after speaker at logistics and transportation forums. Mr. Moyes’ experience, comprehensive knowledge of the transportation and logistics services industry and extensive perspective of our day-to-day operations provides essential insight and guidance to our Board. Mr. Moyes holds complete or significant ownership interest in, and serves as Chairman of the board of directors of, numerous other entities, including SME Industries, Southwest Premier Properties, and various commercial and residential real estate properties. Mr. Moyes previously held a majority ownership interest in, and served as Chairman of the Board and CEO for Central Refrigerated Transportation, Inc. and its subsidiaries until these entities were acquired by Swift Transportation on August 6, 2013. Mr. Moyes also served from September 2000 until April 2002 as Chairman of the board of Simon Transportation Services, Inc. (“Simon Transportation”), a former publicly traded trucking company providing nationwide, predominantly temperature controlled, transportation services for major shippers. Mr. Moyes graduated from Weber State University in 1966 with a bachelor of science degree in business administration. The Weber State College of Education is named after Mr. Moyes.

Mr. Moyes was a member of the board of directors of the Phoenix Coyotes of the National Hockey League, or the NHL, from 2002 until 2009 and was the majority owner of the Phoenix Coyotes from September 2006 until November 2, 2009, when the assets of the team were purchased by the NHL out of a bankruptcy filed on May 5, 2009. The bankruptcy proceedings are winding down pursuant to the Second Amended Plan dated December 1, 2010 (D.E. 1339) approved by the Court pursuant to the Findings of Fact, Conclusions of Law and Order Confirming the Second Amended Plan entered February 24, 2011. On March 5, 2010, the NHL filed a complaint against Mr. Moyes in New York state court alleging breach of contract and aiding and abetting breach of fiduciary duty claims arising out of the bankruptcy filing and an attempt to sell the Coyotes without NHL consent. The NHL is claiming damages of at least approximately $60 million. The lawsuit has since been removed to federal court in New York and transferred to the bankruptcy court for the federal court in Arizona. Mr. Moyes has filed a motion to dismiss the NHL’s claims and is vigorously defending this action. Mr. Moyes also served from September 2000 until April 2002 as Chairman of the board of Simon Transportation. Simon Transportation filed for protection under Chapter 11 of the United States Bankruptcy Code on February 25, 2002, and was subsequently purchased from bankruptcy by Central Refrigerated. In September 2005, the SEC filed a complaint in federal court in Arizona alleging that Mr. Moyes purchased an aggregate of 187,000 shares of Swift stock in May 2004 while he was aware of material non-public information. Mr. Moyes timely filed the required reports of such trades with the SEC, and voluntarily escrowed funds equal to his putative profits into a trust established by the Company. After conducting an independent investigation of such purchases and certain other repurchases made by Swift Transportation that year at Mr. Moyes’ direction under its repurchase program, Swift instituted a stricter insider trading policy and a pre-clearance process for all trades made by insiders. Mr. Moyes agreed, without admitting or denying any claims, to settle the SEC investigation and to the entry of a decree permanently enjoining him from violating securities laws, and paid approximately $1.5 million in disgorgement, prejudgment interest, and penalties.

Richard H. Dozer

Mr. Dozer, 56, has served as a director of Swift since April 2008. He is Chair of the Audit Committee and a member of the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Dozer is the retired Chairman of GenSpring Family Office — Phoenix where he served from May 2008 until January 2013. Prior to this role, Mr. Dozer served as principal of CDK Partners from 2006 until 2008. Mr. Dozer served as President of the Arizona Diamondbacks Major League Baseball team from its inception in 1995 until 2006, and Vice President and Chief Operating Officer of the Phoenix Suns National Basketball Association team from 1987 until 1995. Early in his career, he was an audit manager with Arthur Andersen and served as its Director of Recruiting for the Phoenix, Arizona office. Mr. Dozer holds a bachelor of science degree in business administration — accounting from the University of Arizona and is a former certified public accountant. Mr. Dozer currently serves on the boards of directors of Blue Cross Blue Shield of Arizona, Apollo Education Group and Viad Corporation where he is lead director. Mr. Dozer is presently or has previously served on many boards, including Teach for America — Phoenix, Greater Phoenix Valley of the Sun Convention and Visitor’s Bureau, Greater Phoenix Leadership, Greater Phoenix Economic Council, ASU-Board of the Dean’s Council of 100, Arizona State University MBA Advisory Council, Valley of the Sun YMCA, Nortrust of Arizona, and others. Mr. Dozer’s qualifications to serve on our Board include his experience serving as a director of Viad Corporation, a publicly traded company and his service as the chair of the audit committee of Blue Cross Blue Shield of Arizona. Mr. Dozer also has financial experience from his audit manager position and other positions with Arthur Andersen from 1979 to 1987, during which time he held a certified public accountant license. In addition, Mr. Dozer has long-standing relationships within the business, political, and charitable communities in the State of Arizona.

David Vander Ploeg

Mr. Vander Ploeg, 55, has served as a director of Swift since September 2009. He is the Chair of the Compensation Committee and a member of the Audit Committee and Nominating and Governance Committee. Mr. Vander Ploeg is the retired Executive Vice President and CFO of School Specialty, Inc. (“School Specialty”), where he served from April 2008 until December 31, 2013. In January 2013, School Specialty filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Prior to that role, Mr. Vander Ploeg spent 24 years at Schneider National, Inc., a provider of transportation and logistics services, and was Executive Vice President — CFO from 2004 until his departure in 2007. Prior to joining Schneider National, Inc., Mr. Vander Ploeg was a senior auditor for Arthur Andersen. Mr. Vander Ploeg holds a bachelor of science degree in accounting and a master’s degree in business administration from the University of Wisconsin-Oshkosh. He is a past board member at Dutchland Plastics and a member of the American Institute of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants. Mr. Vander Ploeg’s qualifications to serve on our Board include his 24-year career at Schneider National, Inc., where he advanced through several positions of increasing responsibility and gained extensive experience in the transportation and logistics services industry. His involvement with a public company board at School Specialty also provides us with valuable insight on public company governance practices.

Glenn Brown

Mr. Brown, 70, was appointed to our Board on December 16, 2010 in connection with our initial public offering. He is a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee. In 2005, Mr. Brown retired as CEO of Contract Freighters Inc. (“CFI”), a U.S.-Mexico truckload carrier that was sold to Con-Way Inc. in 2007, where Mr. Brown worked since 1976. During his tenure at CFI, Mr. Brown also served as President and Chairman. Prior to working with CFI, Mr. Brown was employed by Tri-State Motor Transit from 1966 through 1976. Mr. Brown serves on the boards of directors of Freeman Health System and the Joplin (Missouri) Humane Society. Mr. Brown’s qualifications to serve on our Board include his extensive experience gained in various roles within the transportation and logistics services industry, including his service as a past Vice-Chairman of the American Trucking Associations, Inc., and as a board member of the Truckload Carriers Association and the Missouri Trucking Association.

Experience, Qualifications, Attributes and Skills

In addition to the business, financial and industry experience set forth in the biographical information of each director nominee, each director nominee possesses the following experience, qualifications, attributes and skills, which are required of all candidates nominated for election or reelection to the Board:

•	the highest level of personal and professional ethics, integrity and values;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level in business, finance and accounting, government, education or technology;

•	expertise that is useful to Swift and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained;

•	willingness to devote the required time to carrying out the duties and responsibilities of Board membership;

•	commitment to serve on the Board for several years to develop knowledge about Swift’s business;

•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	involvement only in activities or interests that do not conflict with the director’s responsibilities to Swift and its stockholders.

DIRECTOR COMPENSATION

Swift pays only nonemployee directors for their services as directors. Directors who are also officers or employees of the Company are not eligible to receive any of the compensation described below.

In calendar year 2013, compensation for nonemployee directors was as follows:

•	an annual retainer of $75,000, paid in cash to the Chairman,

•	an annual retainer of $50,000 paid in cash to all non-employee directors,

•	an annual retainer of $10,000, paid in cash, to the Audit Committee Chairman,

•	an annual retainer of $5,000, paid in cash, to the Compensation Committee Chairman,

•	an annual retainer of $5,000, paid in cash, to the Nominating and Corporate Governance Committee Chairman,

•	$5,000 for each Board meeting attended in person,

•	$3,000 for each Audit Committee meeting attended in person,

•	$1,250 for each Compensation Committee, Nominating and Corporate Governance Committee and Special Committee meeting attended in person,

•	$1,000 for each committee meeting attended telephonically,

•	reimbursement of expenses to attend Board and committee meetings, and

•	an annual grant of $35,000 in Class A restricted common stock of the Company which vests in three equal installments on each of the first three anniversaries from the date of grant.

The following table provides information for the fiscal year ended December 31, 2013, regarding all plan and non-plan compensation awarded to, earned by, or paid to, each person who served as a director for 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards Cash Value(2)	Total ($)
Jerry Moyes(1)	—	—	—
William Post	149,750	35,000	184,750
Glenn Brown	123,750	35,000	158,750
Richard H. Dozer	132,500	35,000	167,500
David Vander Ploeg	129,750	35,000	164,750

(1)	Employees of Swift who serve as directors receive no additional compensation, although we may reimburse them for travel and other expenses. See “Executive Compensation — 2013 Summary Compensation Table” below for disclosure of Mr. Moyes’ compensation as CEO for 2013.

(2)	Annual grant of $35,000 in Class A restricted common stock of the Company awarded on April 1, 2013, which vests in three equal installments on each of the first three anniversaries from the date of grant. Voting rights and other rights associated with ownership are acquired upon grant and such rights are subject to forfeiture if the vesting requirements are not satisfied. These restricted shares must also be held and remain non-transferrable for a minimum of four years from the date of grant.

As of December 31, 2013, Messrs. Dozer and Vander Ploeg hold options to acquire 4,000 shares of our Class A common stock. These options vest and are exercisable as follows:

	Vest Date	Shares Vested	Exercise Price
David Vander Ploeg	02/28/13	1,333	$8.80
	02/28/14	1,333	$8.80
	02/28/15	1,334	$8.80

Richard H. Dozer	08/27/11	1,333	$11.00
	08/27/12	1,333	$11.00
	08/27/13	1,334	$11.00

MANAGEMENT

Executive Officers

The following table sets forth the names, ages, and positions of our executive officers as of December 31, 2013:

Name	Age	Position
Jerry Moyes	70	Chief Executive Officer and Director
Richard Stocking	44	President and Chief Operating Officer
Virginia Henkels	45	Executive Vice President, Chief Financial Officer, and Treasurer
James Fry	52	Executive Vice President, General Counsel and Secretary
Jon Isaacson	50	Executive Vice President Central Refrigerated
Kenneth C. Runnels	49	Executive Vice President Fleet Operations
Rodney Sartor	58	Executive Vice President Network Operations
Steven Van Kirk	55	Executive Vice President Swift, President Swift Intermodal

Jerry Moyes is CEO and a member of our Board. Biographical information about Mr. Moyes business experience and other matters is included under the heading “Proposal No. 1: Election of Directors.”

Richard Stocking has served as our President since July 2010 and as President and Chief Operating Officer of our trucking subsidiary, Swift Transportation Co. of Arizona, LLC, since January 2009 Mr. Stocking served as Executive Vice President, Sales of Swift from June 2007 until July 2010. Mr. Stocking previously served as Regional Vice President of Operations of Swift’s Central Region from October 2002 to March 2005, and as Executive Vice President of the Central Region from March 2005 to June 2007. Prior to these roles, Mr. Stocking held various operations and sales management positions with Swift over the preceding 13 years.

Virginia Henkels has served as our Executive Vice President, CFO and Treasurer since May 2008 and as our Corporate Secretary through May 2010. Ms. Henkels joined Swift in 2004 and, prior to her current position, was most recently the Assistant Treasurer and Investor Relations Officer. Prior to joining Swift, Ms. Henkels served in various finance and accounting leadership roles for Honeywell during a 12-year tenure. During her last six years at Honeywell, Ms. Henkels served as Director of Financial Planning and Reporting for its global industrial controls business segment, Finance Manager of its building controls segment in the United Kingdom, and Manager of External Corporate Reporting. Ms. Henkels completed her bachelor of science degree in finance and real estate at the University of Arizona, obtained her master’s degree in business administration from Arizona State University, and passed the May 1995 certified public accountant examination.

James Fry has served as our Executive Vice President, General Counsel, and Corporate Secretary since May 2010. Mr. Fry joined Swift in January 2008 and prior to his current position he served as corporate counsel for us through August 2008 when he became General Counsel and Vice President. For the five-year period prior to joining us, Mr. Fry served as General Counsel for the publicly-traded company, Global Aircraft Solutions, Inc. and its wholly-owned subsidiaries, Hamilton Aerospace and Worldjet Corporation. In addition to the foregoing general counsel positions, Mr. Fry also served for eight years as in-house corporate counsel for both public and private aviation companies and worked in private practice in Pennsylvania for seven years prior to his in-house positions. Mr. Fry also served as a hearing officer for the county court in Pennsylvania. Mr. Fry received a bachelor’s degree with honors from the Pennsylvania State University and obtained his Juris Doctor from the Temple University School of Law. Mr. Fry is admitted to practice law in the State of Pennsylvania and is admitted as in-house counsel in the State of Arizona.

Jon Isaacson has served as Executive Vice President of Central Refrigerated since August of 2013 when Swift acquired Central Refrigerated Service. From September 2000 to August 2013, Mr. Isaacson served as the CEO/COO of Central Refrigerated Transportation. Prior to working for Central Refrigerated Transportation, a Jerry Moyes owned company; Mr. Isaacson held many key positions within the Swift organization from 1988 to 2000. He was involved in many of Swift Transportations key acquisitions during this time

Kenneth C. Runnels has served as our Executive Vice President, Fleet Operations of Swift Transportation Co. of Arizona, LLC since June 2011 and served as Executive Vice President of Eastern Region Operations from November 2007 to June 2011. Mr. Runnels previously served as Vice President of Fleet Operations, Regional Vice President, and various operations management positions from 1983 to June 2006. From June 2006 until his return to Swift, Mr. Runnels was Vice President of Operations with U.S. Xpress Enterprises, Inc.

Rodney Sartor has served as Executive Vice President Network Opeartions since August 2011 and served as Executive Vice President of Western Region Operations from May 2007 to August 2011. Mr. Sartor initially joined us in May 1979. He served as our Executive Vice President from May 1990 until November 2005, as Regional Vice President from August 1988 until May 1990, and as Director of Operations from May 1982 until August 1988. From November 2005 until May 2007, Mr. Sartor served as Vice President of Truckload Linehaul Operations for Central Freight Lines, Inc.

Steven Van Kirk has served as Executive Vice President of Swift and President of our subsidiary, Swift Intermodal, LLC, since September 2012. Prior to joining Swift, Mr. Van Kirk worked for Schneider National in the following capacities: Senior Vice President of Intermodal from September 2007 to August 2012, Group Vice President for strategic sales from February 2006 to September 2007, Vice President of sole source transportation management from 2003-2006 and as General Manager from 2001 -2002. From 1996 to 2001, Mr. Van Kirk worked for Procter and Gamble in a variety of positions including customer service manager, site transportation manager and department reliability manager. Mr. Van Kirk attended the U.S. Military Academy West Point and received a Bachelor of Science degree in Engineering in 1983. Mr. Van Kirk also received an M.A. in history from Yale University and an MBA in finance from the University of Wisconsin Whitewater. Mr. Van Kirk served on active duty as an officer in the armed services from 1983-1995 and the U.S. Army reserve from 1995-2004.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is composed of David Vander Ploeg (Chairman), William Post, Richard H. Dozer and Glenn Brown, none of whom is an officer or employee of the Company and all of whom have been determined by the Board to meet the independence standards of the NYSE and the requirements of the SEC. Additionally, all members of the Compensation Committee qualify as “nonemployee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

The Compensation Committee operates under a written charter adopted by the Board, a copy of which is available on the “Governance” page of the “Investor Relations” section of the Company’s website at www.swifttrans.com. In carrying out its responsibilities, the Compensation Committee, performs those duties and functions as set forth under the heading “Compensation Committee” as previously set forth in this Proxy Statement.

We previously adopted and our stockholders indicated a preference for an annual advisory vote on the compensation of named executive officers (“NEOs”). At our 2013 annual meeting of stockholders, the stockholders approved, on an advisory basis, the compensation of the NEOs (approximately 91% of votes cast). The Compensation Committee has considered the results of this advisory vote on executive compensation in determining the Company’s compensation policies and decisions for 2014, and has determined that these policies and decisions are appropriate and in the best interests of the Company and its stockholders at this time.

In 2013, the Compensation Committee maintained their engagement of Pearl Meyer & Partners, LLC (“PM&P”) to continue to review and evaluate the Company’s executive compensation policies and practices. In 2013, PM&P provided the Compensation Committee with an extensive report that analyzed the Company’s total compensation package for NEOs and compared these results to our industry peer groups. PM&P found that the Company’s total compensation package was below the 50th percentile of the peer group and the Compensation Committee determined and recommended to the Board that NEO total compensation should be modified to be at the 50th percentile. PM&P is retained by, and reports to, the Compensation Committee to provide compensation analyses and consultation at the Committee’s request. PM&P provides no other services to the Company. The Compensation Committee determined that PM&P has no affiliations or relationships with the any directors, officers or other employees of the Company that results in a conflict of interest.

The Compensation Committee met six times in 2013 to discuss, among other items, the salaries, cash incentive awards, equity awards and other compensation of the senior executive officers of the Company, including the Chief Executive Officer and President. The Compensation Committee did not act by unanimous written consent in 2013.

The Compensation Committee generally meets in December to review and determine whether or not the Company’s performance based cash incentive goals for the current year have been satisfied. If the Compensation Committee can determine that the Company has and will satisfy is pre-established performance goals at a 100% attainment level through December 31, the Compensation Committee may approve payment of a partial award of the annual cash incentive prior to the end of the current year. The Compensation Committee then generally meets in January each year to determine, certify and approve the final cash incentive award payout pursuant to the annually approved cash incentive award plan which is then paid by the end of February each year in which performance goals have warranted a cash incentive payment.

Beginning in February 2013 and continuing every year thereafter for the foreseeable future, the Compensation Committee will meet to review and determine the amounts, metrics and timing for performance-based equity awards to be granted to the NEOs and related matters.

During the fourth quarter of each year, the Compensation Committee meets to:

•	review and discuss information and recommendations provided by the compensation consultant;

•	review the performance of the Company in relation to pre-established goals;

•	review the performance of the Chief Executive Officer and the President;

•	determine base salary for the Chief Executive Officer and the President for the following year; and

•	review and discuss the recommendations of the Chief Executive Officer and President with respect to base salaries of the NEOs and other senior executive officers for the following year.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2013.

This report is submitted by the Compensation Committee.

David Vander Ploeg — Chairman

William Post

Richard H. Dozer

Glenn Brown

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The purpose of this compensation discussion and analysis (“CD&A”), is to provide information about the compensation earned by our Chief Executive Officer, President, Chief Financial Officer and other executive officers who were the top five most highly compensated executive officers in calendar year 2013 (“NEOs”) and to explain our compensation process and philosophy and the policies and factors that underlie our decisions with respect to the NEOs’ compensation. Our NEOs for 2013 were:

Name	Position
Jerry Moyes	Chief Executive Officer and Director
Richard Stocking	President, Chief Operating Officer
Virginia Henkels	Executive Vice President, Chief Financial Officer, and Treasurer
James Fry	Executive Vice President, General Counsel and Secretary
Kenneth Runnels	Executive Vice President Fleet Operations

As we describe in more detail below, the principal objectives of our executive compensation strategy are to attract and retain talented executives, reward strong business results and performance, remain competitive within the transportation industry and align the interest of executives with our stockholders. In addition to rewarding business and individual performance, the compensation program is designed to promote the achievement of both annual performance objectives and long-term objectives in order to create stockholder value. Each year the Compensation Committee reviews the executive compensation program to assess industry competitiveness and alignment with the creation of stockholder value and determines what changes, if any, are appropriate.

Executive Summary

2013 Business Performance Highlights

2013 was a strong year for the Company, despite a challenging economic environment and difficult freight market. Below are some of the performance highlights of the Company for 2013:

•	We generated our highest ever annual operating revenue and operating income, $4.1 billion and $357 million respectively.

•	We improved our asset utilization and return on net assets “RONA” performance that enabled us to produce continued positive year over year trends in our operational metrics

•	Adjusted earnings per share (“EPS”) was $1.23 per diluted share, an increase of 10.8% over 2012 results

Compensation Actions for our NEOs

At the Company’s 2013 annual stockholder meeting, we received strong support for our executive compensation program. Stockholders approved the “say-on-pay” resolution last year with 91% of the votes cast in favor of our programs. The Compensation Committee considered the result of the stockholder vote, other stockholder input and market data when designing the compensation program for 2013.

Key Compensation Actions for 2013

•	Base salary increases, ranging from 4% — 11%;

•	Increases to the annual cash incentive target amounts for the Chief Executive Officer, President and Chief Financial Officer;

•	No change to the annual cash incentive plan design;

•	Above target annual cash incentive payouts were earned, consistent with above-target performance; and

•	Equity awards were granted in February 2013 consisting of restricted stock units (“RSU”), stock options and performance units (“PUs”).

Key Compensation Actions for 2014

•	Increases in base salary, ranging from 1% -3%, except for larger increase for the General Counsel to align with market data;

•	Annual individual cash incentive target amount, which target amount is set as a percentage of base salary, to remain the same as 2013;

•

Long term incentive program of equity-based awards; NEOs (with exception of our CEO) will continue to receive grants of stock options, RSUs and PUs. Our Chief Executive Officer will continue to receive grants of stock options and PUs only.

Processes and Procedures for Considering and Determining Executive Compensation

Our Compensation Committee is responsible for reviewing and approving the compensation of the CEO and the other NEOs. Compensation for our NEOs is established based upon the scope of their responsibilities, experience, and individual and company performance, taking into account the compensation level from their recent prior employment, if applicable. The Compensation Committee’s responsibilities are described in the Section “The Board of Directors and Corporate Governance Matters – Board Committees – Compensation Committee”:

Role of compensation consultants.    The Compensation Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors and consultants as deemed appropriate to assist in the continual development and evaluation of executive compensation policies and determination of compensation awards. The Compensation Committee retains PM&P as its compensation consultant to assist the Compensation Committee in its evaluation of compensation for our executives. PM&P reports directly to the Compensation Committee and the Compensation Committee has determined that PM&P is independent and there were no conflicts of interest with the Company. In 2013, PM&P and the Compensation Committee continued its annual analysis of executive compensation. PM&P completed and prepared a competitive market analysis of the compensation of the Company’s executives to evaluate base salary, annual cash incentive awards, equity awards and long term incentives. The assessment involved the selection of a peer group for purposes of pay benchmarking, business performance comparison and industry practices and trends to determine if relative pay and relative performance are directionally aligned. In 2013, the following companies were considered the most relevant to our business and comprise our peer group:

JB Hunt	Con-Way	Arkansas Best
Old Dominion Freight	Hub Group	Ryder System
Werner Enterprises	Landstar System
YRC Worldwide	C.H. Robinson Worldwide

The analysis also considered the revenue size differential of Swift relative to many in the peer group data and the organizational structure and reporting relationships within the Company. As a result of PM&P’s analysis, it was determined that the Company’s total compensation (salary, short term and long term incentives) is below the industry median or 50th target percentile, but the directional alignment between executive cash compensation and Company operational performance results is above the industry median.

In implementing the recommendations of PM&P and making determinations as to a total compensation package, the Compensation Committee also evaluates the following Company and individual NEO performance metrics:

•	growth in EPS

•	revenue growth exclusive of fuel surcharge (“Revenue Growth xFSR”)

•	return on net assets (“RONA”)

•	operating results

•	experience

•	leadership

•	commitment to and execution of Company values

•	attainment of individual performance goals

Role of management in determining executive compensation.    While the Compensation Committee reviews and analyzes Company performance and the individual performance of the Chief Executive Officer and President to determine the appropriate level of total compensation for these two named executives, our Chief Executive Officer and President provide information to the Compensation Committee on our financial performance and the performance of the other individual executives for consideration in determining the other NEOs’ total compensation. The performance of each executive is formally reviewed each year by the President and shared with the Compensation Committee. Individual performance evaluations consider the performance metrics set forth above in determining overall value to the Company.

Objectives of our Compensation Programs

The principal objectives of our executive compensation programs are to attract, retain, and motivate talented executives, reward strong business results and performance, and align the executive’s interests with stockholder interests. The objectives are based on the following core principles, which we explain in greater detail below:

•

Business performance accountability.    Compensation is tied to our performance in key areas such as Revenue Growth xFSR, RONA, improvement in leverage ratio and growth in Adjusted EPS, so that executives are held accountable through their compensation for our performance.

•	Individual performance accountability. Compensation is tied to an individual’s performance and responsibilities so that individual contributions to our performance are rewarded.

•

Alignment with stockholder interests.    Awards of long term equity incentives in the form of RSUs, PUs and stock options encourages our executive officers to focus on long term growth so that executives’ interests are aligned with those of our stockholders.

•	Retention. Total compensation is designed to attract, motivate and retain key employees over the long term.

•	Competitiveness. Compensation is designed to attract, retain, and reward key leaders critical to our success by providing competitive total compensation.

•	Reward Productivity. Total compensation is designed to promote and reward the attainment of goals and adherence to Company principles and values.

Our total compensation takes into consideration many factors and analysis, but the overriding goal is to motivate and reward executives for performance that promotes stockholder value.

Elements of our Compensation Program

In general, our compensation program consists of the following elements:

•	base salary

•	performance-based annual cash incentives,

•	performance-based equity awards; and

•	long-term incentives designed to promote long-term performance and key employee retention.

Primary benefits for executives include participation in the Company’s 401(k) plan, health, dental and vision plans, and various other insurance plans, including life, and disability, all of which are available to all employees on a nondiscriminatory basis. The Company provides limited perquisites to executives as further described under the heading “Perquisites to our Named Executive Officers”.

Base salary.    The Compensation Committee, with the assistance of our Chief Executive Officer and President, annually reviews the base salary of each NEO. If appropriate and based on individual performance, adjustments are made to base salaries. Annual salaries are based on experience, scope and complexity of the position, responsibilities, peer group comparison, our performance for the fiscal year and subjective evaluation of each executive’s contribution to that performance. Following is a summary of the base salaries of our NEOs for 2012, 2013 and 2014:

Executive	Year	Base Salary
Jerry Moyes	2014	$618,000
	2013	$600,000
	2012	$550,676
Richard Stocking	2014	$530,450
	2013	$510,384
	2012	$460,672
Ginnie Henkels	2014	$344,793
	2013	$331,750
	2012	$309,536
Jon Isaacson	2014	$325,000	(1)
James Fry	2014	$309,000
	2013	$257,233
	2012	$243,756
Ken Runnels	2014	$265,225
	2013	$255,192
	2012	$242,833

(1)	Mr. Isaacson was employed as the president of Central Refrigerated Transportation, Inc. prior to 2014.

Annual cash incentives.    The Compensation Committee believes annual cash incentives promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for our stockholders. Our compensation structure provides for annual performance incentives that are linked to our earnings and other financial objectives for the year and intended to compensate our NEOs for our annual performance measures, which measures are designed to enhance shareholder value. The annual incentive process involves the following steps:

•	setting target incentives for each individual;

•	establishing our overall performance goals;

•	measuring our actual financial performance against the predetermined goals to determine incentive payouts; and

•	making discretionary judgments and changes to the results, if appropriate.

The steps for the 2013 annual cash incentive payment are described below:

A.	Setting a target incentive.

The Executive Cash Incentive Percentage (“ECIP”) for each NEO is expressed as a percentage of the executive’s base salary. An individual cash incentive award may be adjusted up or down based on overall team performance, department performance and individual performance. In 2013, each NEO was entitled to receive the following ECIP:

•	up to 90% for Mr. Moyes,

•	75% for Mr. Stocking,

•	60% for Ms. Henkels; and

•	50% for Messrs. Runnels and Fry.

B.	Establishing our performance goals.

For the 2013 annual cash incentive (the “2013 Cash Incentive”), the Compensation Committee, with the assistance and input of management, set company-wide performance goals for the 2013 fiscal year, which were approved by the Compensation Committee and the Board in January 2013. These goals were set in order to incentivize management to improve profitability and thereby increase long-term stockholder value. The Company’s attainment of specified levels of Adjusted EPS and Revenue Growth xFSR determines the percentage of ECIP to be paid to the NEO. Adjusted EPS is weighted at 75% of the total performance goals and Revenue Growth xFSR is weighted at 25% of the total performance goals.

The Company implemented a combination and variable weighting of Adjusted EPS and Revenue Growth xFSR in order to incentivize improvement in those multiple financial indicators most aligned with stockholder interests. If the Company attains both its Adjusted EPS and Revenue Growth xFSR goals for the year (a 100% “Level of Attainment”), then each NEO may receive 100% of the ECIP stated above as their cash incentive payout. If the Company fails to attain either one or both of the Adjusted EPS or Revenue Growth xFSR goals for the year, then each NEO would receive less than his/her stated ECIP or nothing at all, depending on Level of Attainment achieved for each established goal. If the Company achieves a 200% Level of Attainment for both its annual Adjusted EPS and Revenue Growth xFSR goals, then each NEO can earn up to 200% or double the ECIP.

We define Adjusted EPS as (1) income (loss) before income taxes plus (i) amortization of the intangibles from our 2007 going-private transaction, (ii) non-cash impairments, (iii) other special non-cash items, (iv) excludable transaction costs, (v) the mark-to-market adjustment on our interest rate swaps that is recognized in the statement of operations in a given period, and (vi) the amortization of previous losses recorded in accumulated OCI related to interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010; (2) reduced by income taxes; (3) divided by weighted average diluted shares outstanding. For purposes of defining and calculating Adjusted EPS for the 2013 Cash Incentive, the results of Central Refrigerated were only included subsequent to the August 6, 2013 acquisition date.

Annual Adjusted EPS and Revenue Growth xFSR determine the percentage Level of Attainment and subsequently the ECIP paid to each NEO (see table below). For example, if both the Adjusted EPS and Revenue Growth xFSR equal the Level of Attainment at the 100% “Target” ($1.12 for Adjusted EPS and 10% for Revenue Growth xFSR), Mr. Stocking would be entitled to receive the Target/100% of his ECIP, which is 75% of his base salary. If the Company’s Adjusted EPS equals the 200% “Maximum” Level of Attainment ($1.28 Adjusted EPS) and the Revenue Growth xFSR is at the 200% “Maximum” Level of Attainment (15% Revenue Growth xFSR), then Mr. Stocking’s ECIP would be based upon a Level of Attainment payout of 200%. Thus, Mr. Stocking’s ECIP would be 150% of his base salary (75% X 200%) as a cash incentive.

For the 2013 Cash Incentive, the Company established and the Compensation Committee and Board approved the following Adjusted EPS and Revenue Growth xFSR goals in January 2013:

	Weighting	Threshold	Target	Stretch	Maximum
Level of Attainment-Percent of ECIP to be paid		50%	100%	150%	200%
Adjusted EPS	75%	$0.92	$1.12	$1.19	$1.28
Revenue Growth xFSR	25%	5%	10%	12.5%	15%

As defined, 2013 Cash Incentive Adjusted EPS was $1.195 (a 152.9% Level of Attainment), and Revenue Growth xFSR for 2013 was 9.9%, resulting in a 139.4% Adjusted EPS and Revenue Growth xFSR combined weighted average Level of Attainment and accordingly, 2013 Cash Incentive payouts to the NEOs were as follows:

Executive	Base Salary (1)	Target Cash Incentive Percentage	$ Amount of Cash Incentive at 100% Level of Attainment	2013 Cash Incentive Paid at 139.4% Level of Attainment (2)	2013 % of Salary at 139.4% Level of Attainment
Jerry Moyes	$600,000	90%	$540,000	$752,760	125%
Richard Stocking	$515,000	75%	$386,250	$538,432	105%
Virginia Henkels	$334,750	60%	$200,850	$279,985	84%
James Fry	$259,559	50%	$129,780	$180,913	70%
Kenneth Runnels	$257,500	50%	$128,750	$179,477	70%

(1)	Reflects base salary as of December 31, 2013.
(2)	36% of this amount was paid on December 22, 2013 and the balance was paid on February 14, 2014.

The amount paid in December represented 50% of the 100% Target Level of Attainment for 2013.

C.	Measuring performance.

In December, 2013, the Compensation Committee reviewed Swift’s actual financial performance and determined that the Company had already attained an Adjusted EPS in excess of $1.12 and Revenue Growth xFSR of 9.9% which corresponds to the 100% “Target” Level of Attainment, and authorized a December 22, 2013 payment of 50% of the ECIP for each NEO as well as all other employees eligible for the 2013 Cash Incentive, with the ability to increase that payout contingent upon a calculation of the final 2013 Adjusted EPS and Revenue Growth xFSR subsequent to year end. On January 27, 2014, after the Company calculated the final 2013 financial results, the Compensation Committee reviewed the results and made a final determination that the Company achieved an Adjusted EPS for 2013 of $1.195 and a Revenue Growth xFSR of 9.9%, which equates to a weighted Level of Attainment (75% Adjusted EPS and 25% Revenue Growth xFSR) of 139.4%. This 139.4% weighted Level of Attainment is below the “Stretch” Level of Attainment for percent of ECIP to be paid as set forth in the above table and each NEO was paid an ECIP rate commensurate with the 139.4% Level of Attainment as set forth in the table above.

Long-Term Incentive(“LTI”) Awards for 2013

Based on input and recommendations from PM&P, we structured our LTI program in 2013 to accomplish key objectives including aligning executive rewards with stockholder returns, linking compensation to the achievement of long-term strategic financial priorities, fostering stock ownership, enhancing retention, and aligning total compensation opportunities with direct competitors in the market place. We use multiple forms of LTI to accomplish those objectives. A summary of the key LTI’s awarded in 2013 include:

•

RSUs — Each RSU represents a contingent right to receive one share of the Company’s Class A common stock. The RSUs vest in equal installments on each of the first three anniversaries of the date of grant.

•

PUs — Each PU represents a contingent right to receive one share of the Company’s Class A common stock. The PUs vest three years from the grant date if the Company meets specified performance objectives related to RONA and its leverage ratio for a three year fiscal period beginning with the 2013 calendar year and ending on December 31, 2015.

•

Stock Options — The stock options have an exercise price equivalent to the closing price on the NYSE of the Company’s Class A common stock on the date of grant, $13.36. The Stock Options vest in three equal installments over a three year period beginning with the first anniversary from the grant date.

Vesting of RSUs and stock options shall automatically accelerate upon a termination of employment by the Company without cause or upon a Change of Control (as defined in the award agreements). Vesting of awards of PUs accelerate if a Change of Control (as defined in the form of PU award agreement) occurs two years from the date of grant and the Company has met the specified performance objectives related to RONA and its leverage ratio for the two fiscal years prior to the Change of Control. Upon a voluntary termination by the NEO or termination by the Company for cause, all unvested RSUs, stock options and PUs shall be forfeited by the NEO.

In February 2013, we established a total targeted LTI grant value expressed as a percentage of base salary for each NEO (the “LTIP”). We determined for our CEO, 50% of the LTIP would be granted in stock options and 50% of the LTIP would be granted in PUs. For the remaining NEOs, we allocated approximately 1/3 of the LTIP value to each of the three award types, stock options, RSUs and PUs. The table below indicates the total LTIP target values and the allocation of awards for each NEO:

Named Executive Officer	Target LTIP(1)	Stock Options (2)	RSUs (3)	PUs (4)
Jerry Moyes, Chief Executive Officer	235%	132,270	0	52,769
Richard Stocking, President, Chief Operating Officer	175%	54,722	21,831	21,831
Virginia Henkels, Executive Vice President, Chief Financial Officer	100%	20,325	8,109	8,109
James Fry, Executive Vice President General Counsel, Secretary	75%	11,820	4,716	4,716
Kenneth Runnels, Executive Vice President Operations	75%	11,726	4,678	4,678

(1)	Grant value expressed as a percentage of base salary.
(2)	Value and number of stock options awarded are determined by the percent of the Target LTIP award allocated to stock options and the fair value of each stock option as calculated on the February 22, 2013 date of grant using the Black-Scholes-Merton option-pricing model, which uses a number of assumptions to determine the fair value of the options on the date of grant.
(3)	Value and number of RSUs awarded are determined by the percent of the Target LTIP to be awarded in the form of RSUs, and the closing price of the Company’s stock on the NYSE on the February 22, 2013 date of grant.
(4)

The PUs vest three years from the grant date if the Company meets specified performance objectives related to RONA and its leverage ratio for a three year performance period beginning with the 2013 calendar year and ending on December 31, 2015. Value and number of PUs awarded are determined by the percent of the Target LTIP to be awarded in the form of PUs, and the closing price of the Company’s stock on the NYSE on the February 22, 2013 date of grant.

On February 22, 2013, the Compensation Committee and the Board approved the above awards of stock options, RSUs and PUs (collectively “Equity Incentive Awards”) to NEOs pursuant to our 2007 Omnibus Incentive Plan as Amended and Restated December 15, 2010 (the “Plan”).

The Compensation Committee anticipates that equity awards in 2014 and future equity awards will be based upon the 2013 Target LTIP and similar in structure and amounts as the awards in 2013. The Compensation Committee considers both Company and individual performance from the preceding year in making awards thereby enabling the Compensation Committee to make an accurate and reasoned determination of awards based upon the most recent past performance. In granting such equity awards, the Compensation Committee will also consider whether or not it or the participant are in possession of any material non-public information that could affect the value of any award of equity and will take into consideration the existence and impact of the same in determining whether or not such grant should be delayed as a consequence thereof to avoid the appearance of any impropriety. The awards will also be granted during a normal open trading window to further assure that any vesting and potential sale to cover taxes will not occur during a blackout period.

Individual Agreements with our NEOs

We have not entered into employment, change in control or severance agreements with any of our NEOs.

2014 Compensation Actions

Base Salary Increases

Increases in base salary for our NEOs, ranging from 1% -3%, except for a larger increase for the General Counsel to align with market data as set forth in the table under the heading “Compensation Discussion and Analysis-Elements of Our Compensation Program-Base Salary”

Cash Incentive Arrangements for 2014

Similar to the 2013 Cash Incentive and as permitted pursuant to the Plan, the Compensation Committee approved a 2014 cash incentive plan (“2014 Cash Incentive Plan”) that is based on the Company achieving certain pre-established Adjusted EPS and Revenue Growth xFSR targets. The 2014 Cash Incentive Plan provides for the same NEO ECIP as the 2013 Cash Incentive, expressed as a percent of base salary for each current NEO as follows:

•	up to 90% for Mr. Moyes,

•	75% for Mr. Stocking,

•	60% for Ms. Henkels; and

•	50% for Messrs. Runnels and Fry.

For the 2014 Cash Incentive Plan, the Compensation Committee, with the assistance and input of management, set company-wide performance goals for the 2014 fiscal year, which were approved by the Compensation Committee and the Board in January 2014. Similar to the 2013 Cash Incentive, the goals of achieving certain pre-established levels of Adjusted EPS, (75% of ECIP) and Revenue Growth xFSR (25% of ECIP) as well as percentage award levels ranging from threshold to maximum will be calculated as set forth in the table below in conjunction with the NEO ECIP:

	Threshold	Target	Stretch	Maximum
Level of Attainment Percent of ECIP to be paid	50%	100%	150%	200%

2014 LTI Awards

The Compensation Committee anticipates that 2014 equity awards will be similar in structure and amounts as the 2013 LTIPs and are expected to occur in the second quarter.

Perquisites to our Named Executive Officers

We do not offer any material perquisites to our named executive officers except the following:

We occasionally provide for the use of charter aircraft that includes a personal element of travel either for certain of our NEOs and or their family members, including attendance at executive team building retreats.

Alignment of each Element of Compensation and our Decisions regarding that Element with Overall Compensation Objectives

Before establishing or recommending executive compensation payments or awards, the Compensation Committee considers all the components of such compensation, including current salary, short term cash incentives, annual and long-term incentive awards, and prior equity grants. The Compensation Committee considers each element in relation to the others when setting total compensation, with a goal of setting overall compensation at levels that the Compensation Committee believes are appropriate.

Deductibility of Compensation under Section 162(m) of the Code

Section 162(m) of the Code limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table, other than the Chief Financial Officer, to $1 million unless certain requirements are met. The Company intends to structure its compensation arrangements in a manner that would comply with Section 162(m). Although the Compensation Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to the NEOs may not be deductible for federal income tax purposes under Section 162(m) of the Code.

Accounting for Stock-Based Compensation

The Company accounts for stock-based long-term incentive awards, in accordance with FASB ASC 718, “Stock Compensation.”

2013 SUMMARY COMPENSATION TABLE

The following table provides information about compensation awarded and earned during 2013, 2012, and 2011 by our CEO, CFO, and the three most highly compensated executive officers (other than the CEO and CFO), or collectively, the NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)(4)	Option Awards ($) (3)(4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation ($) (6)	Total ($)
Jerry Moyes	2013	600,000	—	704,994	705,006	752,758	2,744	2,765,502
Chief Executive Officer	2012	550,676	—	—	—	891,000	155	1,441,831
	2011	508,400	294,457	—	—	—	9,206	812,063

Richard Stocking	2013	510,384	—	595,448	297,724	538,432	10,244	1,952,232
President, Chief	2012	460,672	—	—	—	618,750	7,410	1,086,832
Operating Officer	2011	416,411	294,457	—	—	—	9,051	719,919

Virginia Henkels	2013	331,750	—	216,672	115,078	279,985	10,244	953,729
Executive Vice President,	2012	309,536	—	—	—	321,750	9,206	640,492
Chief Financial Officer	2011	288,959	145,951	—	—	—	9,206	444,116

Kenneth Runnels	2013	255,192	—	124,996	66,398	179,477	10,244	636,307
Executive Vice President	2012	242,833	—	—	—	206,250	9,206	458,289
Operations	2011	230,841	116,596	—	—	—	9,206	356,643

James Fry	2013	257,233	—	126,012	66,913	180,913	2,744	633,815
Executive Vice President	2012	243,756	—	—	—	207,900	1,805	453,461
General Counsel, Secretary	2011	230,841	136,596	—	—	—	1,701	369,138

(1)	This column represents the 2011 discretionary bonus amounts in an amount equal to the target payout amount under the 2011 cash incentive program for each named executive officer as approved by the Compensation Committee and paid to the NEOs.

(2)	Represents the grant date fair value of the an award of 33.33% of the Target LTIP in the form of RSUs and 33.33% of the Target LTIP in the form of PUs.

(3)	Represents the grant date fair value of the award of stock options.

(4)	Dollar value represents the aggregate grant date fair value of equity awards. The methodology and assumptions used to calculate these values are set forth in Note 17 (Stockholders’ Equity) to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013.

(5)	The amounts for a given year represent the amount of incentive compensation earned with respect to such year. The Incentive Plan compensation amounts were calculated based on our actual financial performance for 2012 and 2013, as compared with established targets. See “Executive Compensation Discussion and Analysis-Elements of our Compensation Program-Establishing our Performance Goals” for further information.

(6)	This column represents all other compensation attributed to the named executive officers for employer 401(k) matches, executive longterm disability insurance, identity theft protection and life insurance benefits, none of which individually exceeded $10,000.

GRANTS OF PLAN-BASED AWARDS IN 2013

The following table provides estimated information about non-equity and equity plan-based awards that may be granted to the NEOs in 2013.

GRANTS OF PLAN-BASED AWARDS 2013
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Thres hold ($)	Target ($)	Max ($)	Thres hold (#)	Target (#)	Max (#)
Jerry Moyes	—	270,000	540,000	1,080,000	—	—	—	—	—	—	—
	2/22/13	—	—	—	—	52,769	52,769	—	—	—	704,994
	2/22/13	—	—	—	—	—	—	—	132,270	13.36	705,006

Richard Stocking	—	191,394	382,788	765,576	—	—	—	—	—	—	—
	2/22/13	—	—	—	—	21,831	21,831	—	—	—	297,724
	2/22/13	—	—	—	—	—	—	21,831	—	—	297,724
	2/22/13	—	—	—	—	—	—	—	54,722	13.36	297,724

Ginnie Henkels	—	99,525	199,050	398,100	—	—	—	—	—	—	—
	2/22/13	—	—	—	—	8,109	8,109	—	—	—	108,336
	2/22/13	—	—	—	—	—	—	8,109	—	—	108,336
	2/22/13	—	—	—	—	—	—	—	20,325	13.36	115,078

James Fry	—	64,308	128,616	257,232	—	—	—	—	—	—	—
	2/22/13	—	—	—	—	4,716	4,716	—	—	—	63,006
	2/22/13	—	—	—	—	—	—	4,716	—	—	63,006
	2/22/13	—	—	—	—	—	—	—	11,820	13.36	66,913

Ken Runnels	—	63,798	127,596	255,192	—	—	—	—	—	—	—
	2/22/13	—	—	—	—	4,678	4,678	—	—	—	62,498
	2/22/13	—	—	—	—	—	—	4,678	—	—	62,498
	2/22/13	—	—	—	—	—	—	—	11,726	13.36	66,398

(1)	Represents the potential value of 2013 Cash Incentive payouts based upon the ECIP for each NEO and the Company achieving certain Levels of Attainment for 2013 for Adjusted EPS and Revenue Growth xFSR goals as set forth in the CD&A under the heading “Executive Compensation-Compensation Discussion and Analysis-Elements of our Compensation Program-Establishing our Performance Goals”. These Levels of Attainment/goals were approved by the Compensation Committee and the Board in January 2013. The Company’ s Cash Incentive Adjusted EPS of $1.195 and 9.9% Revenue Growth xFSR for 2013 equated to a combined and weighted attainment level of 139.4% and the Company paid 2013 Cash Incentives at this level of attainment which is more than the “Target” but less than the “Maximum” and is more specifically set forth in the table on page 31 of this Proxy Statement.

(2)	These columns represent PUs that vest three years from the grant date only if the Company meets 100% (the Target”) of its specified performance objectives related to RONA and its leverage ratio for a three year fiscal beginning with the 2013 calendar year and ending on December 31, 2015. Each PU represents a contingent right to receive one share of the Company’s Class A common stock.

(3)	This column represents time based RSUs that vest in equal installments on each of the first three anniversaries of the date of grant. Each RSU represents a contingent right to receive one share of the Company’s Class A common stock.

(4)	This column represents stock options that vest in three equal installments over a three year period beginning with the first anniversary from the award date.

(5)	Value of option awards are determined by each NEO’s Target LTIP, the percent of the Target LTIP to be awarded in the form of stock options and the fair value of each stock option grant as estimated on the date of grant using the Black-Scholes-Merton option-pricing model, which uses a number of assumptions to determine the fair value of the options on the date of grant. The value and number of RSUs and PUs awarded are determined by each NEO’s Target LTIP, the percent of the Target LTIP that is to be awarded in the form of RSUs and PUs, and the closing price of the Company’s stock on the NYSE on the date of grant.

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OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table provides information on the current holdings of stock options of the NEOs. This table includes unexercised and unvested options as of December 31, 2013. Each equity grant is shown separately for each NEOs.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards Number of Unearned RSUs That Have Not Vested (#) (2)	Market Value of Unearned RSUs That Have Not Vested ($) (3)	Equity Incentive Plan Awards Number of Unearned PUs That Have Not Vested (#) (2)	Incentive Plan Awards Market Value of Unearned PUs That Have Not Vested ($) (3)
Jerry Moyes	0	132,270	13.36	2/22/23	—	—	52,769	1,171,999
Richard Stocking	120,000	0	11.00	10/16/17	21,831	484,867	21,831	484,867
	26,666	13,334	8.61	12/31/19	—	—	—	—
	10,666	21,334	8.80	2/28/20	—	—	—	—
	0	54,722	13.36	2/22/23	—	—	—	—
Ginnie Henkels	100,000	0	11.00	8/27/18	8,109	180,101	8,109	180,101
	8,000	16,000	8.80	2/28/20	—	—	—	—
	0	20,325	13.36	2/22/23	—	—	—	—
James Fry	30,000	0	11.00	8/27/18	4,716	104,742	4,716	104,742
	18,666	9,334	8.61	12/31/19	—	—	—	—
	4,000	8,000	8.80	2/28/20	—	—	—	—
	0	11,820	13.36	2/22/23	—	—	—	—
Ken Runnels	120,000	0	11.00	8/27/18	4,678	103,898	4,678	103,898
	8,000	16,000	8.8	2/28/20	—	—	—	—
	0	11,726	13.36	2/22/23	—	—	—	—

(1)	Unvested and unexercisable stock options. Effective vesting dates are noted below. The stock options with exercise prices of $8.61, $8.80 and $11.00 vest upon a five-year vesting period at a rate of 33 1/3% beginning with the third anniversary date of the grant. The stock options with an exercise price of $13.36 vest in equal amounts over a three year vesting period beginning with the first anniversary from the date of grant.

	Option Shares Vesting	Grant Date	Vesting Date	Exercise Price
Jerry Moyes	44,090	02/22/2013	2/22/2014	13.36
	44,090	02/22/2013	2/22/2015	13.36
	44,090	02/22/2013	2/22/2016	13.36
Richard Stocking	18,240	02/22/2013	2/22/2014	13.36
	8,000	02/28/2010	2/28/2014	8.80
	13,334	12/31/2009	12/31/2014	8.61
	18,241	02/22/2013	2/22/2015	13.36
	21,334	02/28/2010	2/28/2015	8.80
	18,241	02/22/2013	2/22/2016	13.36
Ginnie Henkels	6,775	02/22/2013	2/22/2014	13.36
	8,000	02/28/2010	2/28/2014	8.80
	6,775	02/22/2013	2/22/2015	13.36
	8,000	02/28/2010	2/28/2015	8.80
	6,775	02/22/2013	2/22/2016	13.36

	Option Shares Vesting	Grant Date	Vesting Date	Exercise Price
James Fry	3,940	02/22/2013	2/22/2014	13.36
	4,000	02/28/2010	2/28/2014	8.80
	9,334	12/31/2009	12/31/2014	8.61
	3,940	02/22/2013	2/22/2015	13.36
	4,000	02/28/2010	2/28/2015	8.80
	3,940	02/22/2013	2/22/2016	13.36
Ken Runnels	3,908	2/22/2013	2/22/2014	13.36
	8,000	2/28/2010	2/28/2014	8.80
	3,909	2/22/2013	2/22/2015	13.36
	8,000	2/28/2010	2/28/2015	8.80
	3,909	2/22/2013	2/22/2016	13.36

(2)	RSUs are time-vested. Each RSU represents a contingent right to receive one share of the Company’s Class A common stock. The RSUs vest in equal installments on each of the first three anniversaries of the date of grant. Effective vesting dates are noted below.

	RSU Shares Vesting	Grant Date	Vesting Date
Jerry Moyes (a)	—	—	—
Richard Stocking	7,277	02/22/2013	02/22/2014
	7,277	02/22/2013	02/22/2015
	7,277	02/22/2013	02/22/2016
Ginnie Henkels	2,703	02/22/2013	02/22/2014
	2,703	02/22/2013	02/22/2015
	2,703	02/22/2013	02/22/2016
James Fry	1,572	02/22/2013	02/22/2014
	1,572	02/22/2013	02/22/2015
	1,572	02/22/2013	02/22/2016
Ken Runnels	1,559	02/22/2013	02/22/2014
	1,559	02/22/2013	02/22/2015
	1,560	02/22/2013	02/22/2016

(a)	Mr. Moyes was not granted any RSUs.

(2)	PUs are performance and time-vested. The PUs vest three years from the grant date only if the Company meets specified performance objectives related to RONA and its leverage ratio for a three year fiscal beginning with the 2013 calendar year and ending on December 31, 2015. Effective vesting dates are noted below.

	PU Shares Vesting	Vesting Date
Jerry Moyes	52,769	2/22/2016
Richard Stocking	21,831	2/22/2016
Ginnie Henkels	8,109	2/22/2016
James Fry	4,716	2/22/2016
Ken Runnels	4,678	2/22/2016

(3)	Values are based on the closing market price of $22.21 on December 31, 2013.

OPTION EXERCISES AND STOCK VESTED IN 2013

In 2013, the following NEOs exercised stock options:

Name	Acquired on	Exercise#	Value Realized on Exercise
Ginnie Henkels	8/27/2008	20,000	$241,600
James Fry	8/27/2008	2,000	$22,500

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We do not currently have employment, change-in-control, or severance agreements with any of our NEOs.

As described under the heading “Executive Compensation-Compensation Discussion and Analysis Elements of our Compensation Program – Long Term Incentives”, pursuant to the NEOs individual award agreements, stock options and RSUs granted to the NEOs all vest upon a change-in-control of Swift. Any PUs that were granted only vest upon a change in control that occurs after two years from the date of grant and the Company has met the specified performance objectives related to RONA and its leverage ratio for the two fiscal years prior to the Change of Control. Assuming a change-of-control occurred on December 31, 2013, and based on a closing price of $22.21 per share of our common stock on the NYSE on December 31, 2013, the value of unvested stock options and RSUs for our NEOs would be as follows:

	Option Awards				RSU Awards 2013
Name	Unvested Options (#)	Option Exercise Price ($)	YE Price ($)	Intrinsic Value of Unvested Options ($)	(#)	($)	Total Value Upon Change in Control ($)
Jerry Moyes	132,270	13.36	22.21	1,170,590	—	—	1,170,590
Richard Stocking	13,334	8.61	22.21	181,342	21,831	484,867	—

	21,334	8.80	22.21	286,089	—	—	—
	54,722	13.36	22.21	484,290	—	—	—
	—	—	—	—	—	—	1,436,588
Ginnie Henkels	16,000	8.80	22.21	214,560	8,109	180,101	—

	20,325	13.36	22.21	179,876	—	—	—
	—	—	—	—	—	—	574,537
James Fry	9,334	8.61	22.21	126,942	4,716	104,742	—

	8,000	8.80	22.21	107,280	—	—	—
	11,820	13.36	22.21	104,607	—	—	—
	—	—	—	—	—	—	443,571
Ken Runnels	16,000	8.80	22.21	214,560	4,678	103,898	—
	11,726	13.36	22.21	103,775	—	—	—
	—	—	—	—	—	—	422,233

Retirement and Deferred Compensation

We do not provide any retirement benefits or deferred compensation arrangements to our NEOs other than our 401(k) plan, which is available to all employees meeting the plan’s basic eligibility requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our Class A common stock and Class B common stock as of March 21, 2014 for:

•	all of our named executive officers and directors as a group;

•	each of our named executive officers;

•	each of our directors; and

•	each beneficial owner of more than 5% of any class of our outstanding shares.

The percentage of beneficial ownership of our common stock is based on 52,441,938 shares of Class B common stock issued and outstanding and 88,741,525 shares of Class A Common Stock issued and outstanding for a total of 141,183,463 shares of common stock issued and outstanding as of March 21, 2014.

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	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)(2)	Class of Common Stock	# of Shares	Percent of Class A Common Stock (3)		Percent of Total Common Stock (4)	Percent of Total Voting Power (5)
Named Executive Officers and Directors:
Jerry Moyes(6)(7)	B	52,441,938	—		37.1%	54.2%
Jerry Moyes(8)	A	3,113,789	3.5%		2.2%	1.6%
Richard Stocking	A	195,015		*	*	*
Virginia Henkels	A	136,978		*	*	*
James Fry	A	63,178		*	*	*
Kenneth Runnels	A	141,468		*	*	*
William Post	A	7,875		*	*	*
Richard H. Dozer	A	10,541		*	*	*
David Vander Ploeg	A	10,541		*	*	*
Glenn Brown	A	32,875		*	*	*
Jon Isaacson	—	—	—		—	—
All NEOs and directors as a group (10 persons)	A&B	56,154,198	—		39.8%	56.1%
Other 5% Stockholders
Moyes Affiliated Holdings
M Capital Group Investors, LLC(9), Delaware	B	17,958,799	—		12.8%	18.5%
M Capital Group Investors II, LLC(10)	B	26,213,049	—		18.6%	27.1%
Cactus Holding Co., II, LLC(11)	B	8,270,090	—		5.9%	8.5%
Cactus Holding Co., II, LLC(11)	A	3,069,599	3.5%		2.2%	1.6%
Other Unaffiliated Third Party Holdings
Odey Asset Management Group, Ltd.(12) 12 Upper Grosvenor St. London, United Kingdom W1K 2ND	A	7,548,143	8.5%		5.3%	3.9%
Black Rock, Inc.(13) 40 East 52nd Street New York, NY 10022	A	5,156,623	5.8%		3.7%	2.7%
Invesco Ltd(14) 1555 Peachtree St. NE Atlanta, GA 30309	A	5,117,113	5.8%		3.6%	2.6%
Massachusetts Financial Services Co.(15) (“MFS”) 111 Huntington Ave. Boston, MA 02199	A	4,400,686	4.96%		3.1%	2.3%

*	Represents less than 1% of the outstanding shares of our common stock or less than 1% of the voting power.

(1)	Except as otherwise indicated, addresses are c/o Swift, 2200 South 75th Avenue, Phoenix, Arizona 85043.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 21, 2014 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(3)	Represents the percentage of only Class A shares of common stock outstanding.

(4)	Represents the percentage of total shares of outstanding Class A common stock and Class B common stock.

(5)	Percent of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class A common stock is generally entitled to one vote per share of Class A common stock and each holder of Class B common stock is generally entitled to two votes per share of Class B common stock on all matters submitted to our stockholders for a vote.

(6)	Consists of Class B shares owned as follows (i) 17,958,799 Class B shares owned by M Capital Group Investors, LLC (a Delaware limited liability company) over which Mr. and Mrs. Moyes have sole voting and dispositive power over the share; (ii) 26,213,049 Class B shares owned by M Capital Group Investors, II, LLC (a Delaware limited liability company) over which Mr. and Mrs. Moyes have sole voting and dispositive power over the shares; and (iii) 6,101,866 Class B shares owned by Cactus Holding Company, II, LLC ,an Alaska limited liability company (“Cactus Holding II”) over which Mr. and Mrs. Moyes have sole voting and dispositive power over the shares. 6,101,866 Cactus Holding II Class B shares and 2,789,599 of the Cactus Holding II Class A shares have been pledged to secure a personal loans by Mr. Moyes. Notwithstanding the pledge of any shares, Mr. Moyes retains voting power of all shares.

(7)	Concurrently with our initial public offering in December 2010, Mr. Moyes, Jerry and Vickie Moyes, jointly, the Jerry and Vickie Moyes Family Trust and the various Moyes children’s trusts completed a private placement by a newly formed, unaffiliated trust (the “Trust”), of $262.3 million of its mandatory common exchange securities (the “2010 METs”). Subject to certain exceptions, the Trust’s securities were exchangeable into shares of our Class A common stock or alternatively to be settled in cash equal to the value of those shares of Class A common stock three years following December 15, 2010, the closing date of the 2010 METs. In connection with the 2010 METs, all Class B shares held by Jerry Moyes, Jerry and Vickie Moyes, jointly, the Jerry and Vickie Moyes Family Trust and the various Moyes children’s trusts were pledged to the Trust. As a consequence of the 2010 METs expiring in December 2013, on October 29, 2013, an affiliate of Mr. Moyes (“M Capital II”) entered into a variable prepaid forward contract (the “VPF Contract”) with Citibank, N.A. (“Citibank”) that was intended to facilitate settlement of and replace the 2010 METS. This transaction (the “VPF Transaction”) effectively replaced the 2010 METS with the VPF Contract and allowed the parties to the 2010 METS transaction to satisfy their obligations under the 2010 METS (as contemplated by their terms) without reducing the number of shares owned by these parties. The VPF Transaction will also allow Mr. Moyes and certain of his affiliates, through their ownership of M Capital II, to participate in future price appreciation of the Company’s Common Stock, and retain the voting power of the shares collateralized to secure the VPF Contract as described below. Under the VPF Contract, M Capital II is obligated to deliver to Citibank a variable amount of stock or cash during two twenty trading day periods beginning on January 4, 2016, and July 5, 2016, respectively. In connection with the VPF Transaction, 25,994,016 shares of Class B Common Stock are collateralized by Citibank to secure M Capital II’s obligations under the VPF Contract.

(8)

Consists of (a) (3,069,599) Class A shares of common stock owned by Cactus Holding Company II over which Mr. and Mrs. Moyes have sole voting and dispositive power over the shares and such shares have been pledged to secure personal loans by Mr. Moyes as follows (i) 199,522 shares have been pledged to UBS, (ii) 1,667,000 shares have been pledged to Barclays, and (iii) 923,077 shares have been pledged to First Western; (b) 44,090 Class A common stock underlying stock options beneficially owned by Jerry Moyes that are exercisable as February 22, 2013 at an exercise price of $13.36 over which Mr. Moyes has sole voting and dispositive power over the shares; and (c) 100 shares of Class A common stock owned by Jerry Moyes over which Mr. Moyes has sole voting and dispositive power over the shares

(9)	Consists of 17,958,799 Class B shares owned by M Capital Group Investors, LLC (a Delaware limited liability company) over which Mr. and Mrs. Moyes have sole voting and dispositive power over the share. These shares are also included in the beneficial ownership of Mr. Moyes.

(10)	Consists of 26,213,049 shares of Class B common stock owned by M Capital Group Investors II, LLC (a Delaware limited liability company) over which Mr. and Mrs. Moyes have sole voting and dispositive power over the share. 25,994,016 of these shares are collateralized by Citibank to secure M Capital II’s obligations under the VPF Contract referenced in footnote 7. These shares are also included in the beneficial ownership of Mr. Moyes

(11)	Consists of (a) 8,270,090 shares of Class B common stock of which (i) 3,931,776 shares are pledged to UBS for a personal loan by Mr. Moyes; (ii) 470,090 shares are pledged to UBS in a swap arrangement for a personal loan by Mr. Moyes; (iii) 1,700,000 shares are pledged to MidFirst Bank for a personal loan by Mr. Moyes and (b) 3,069, 599 shares of Class A common stock of which (i) 199,522 shares are pledged to UBS for a personal loan by Mr. Moyes; (ii) 1,667,000 shares are pledged to Barclays for a personal loan by Mr. Moyes; and (iii) 923,077 shares are pledged to First Western for a personal loan by Mr. Moyes. All shares are owned by Cactus Holding Company II, LLC (a Delaware limited liability company) over which Mr. and Mrs. Moyes have sole voting and dispositive power over the share. These shares are also included in the beneficial ownership of Mr. Moyes

(12)	Odey Asset Management Group Ltd., Odey Holdings AG, Odey Asset Management, LLP and Crispin Odey, Schedule 13G filing, dated January 22, 2014, reports beneficial ownership of shared voting and shared dispositive power over 7,548,143 shares of Class A common stock.

(13)	Black Rock, Inc. Schedule 13G filing, dated January 30, 2014, reports beneficial ownership of sole voting power over 4,888,200 shares of Class A common stock and sole dispositive power over 5,156,623 shares of Class A common stock.

(14)	Invesco Ltd., Schedule 13G/A, dated February 11, 2014 reports beneficial ownership of sole voting power over 5,073,813 shares of Class A common stock and sole dispositive power over 5,117,113 shares of Class A common stock.

(15)	Massachusetts Financial Services Company (“MFS”), Schedule 13G/A filing dated February 14, 2014 reports beneficial ownership of sole voting power over 4,105,409 shares of Class A common stock and sole dispositive power over 4,400,686 shares of Class A common stock.

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PROPOSAL NO. 2:

ADVISORY VOTE ON THE COMPENSATION OF SWIFT’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (“Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. Accordingly, we are providing a vote on the resolution set forth below as required by the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934.

As discussed in our CD&A, the principal objectives of our executive compensation programs are to attract, retain, and motivate talented executives, reward strong business results and performance, and align the executive’s interests with stockholder interests. The objectives are based on the certain core principles, which we explain in greater detail in the CD&A section of this proxy statement.

At the Company’s 2013 Annual Meeting of Stockholders held on May 8, 2013, more than 91% of the votes cast (excluding abstentions and broker non-votes) were in favor of the non-binding proposal on executive compensation. The Compensation Committee considered this a favorable outcome from stockholders and believes it reflects an endorsement of our compensation policies and philosophy. At the 2015 Annual Meeting of Stockholders, we will again hold an advisory vote to approve executive compensation. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

We believe that the Company’s executive compensation programs have been effective in incenting the achievement of our positive results. We are asking our stockholders to indicate their support for our named executive officers compensation as described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives you as a stockholder the opportunity to express your views regarding our fiscal year 2013 executive compensation policies and procedures for named executive officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of Swift Transportation Company approve, on an advisory basis, the compensation paid to the named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables and related narrative discussion in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders.

Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE

FOR

PROPOSAL TWO

PROPOSAL NO. 3:

APPROVAL OF THE COMPANY’S 2014 OMNIBUS INCENTIVE PLAN

On March 28, 2014, the Board of Directors adopted the Swift Transportation Company 2014 Omnibus Incentive Plan (the “2014 Plan”), which, subject to stockholder approval, will supersede and replace the Swift Transportation Company 2007 Omnibus Incentive Plan (the “2007 Plan”) The 2007 Plan was initially adopted by stockholders on May 10, 2007 at the annual meeting and was subsequently amended and restated in December 2010 concurrent with our initial public offering. The 2014 Plan will become effective immediately upon stockholder approval of this proposal at the 2014 annual meeting of stockholders (the “Effective Date”) and no awards will be made under the 2007 Plan after the Effective Date; provided, however, that the terms of the 2007 Plan shall continue to govern all awards granted under the 2007 Plan until such awards have been exercised, forfeited, cancelled or have otherwise expired or terminated. If our stockholders do not approve this proposal, the 2007 Plan will remain in effect and unchanged and the Company will continue to grant awards pursuant to the 2007 Plan.

The following summary of the material provisions of the 2014 Plan, is qualified in its entirety by reference to the complete text of the 2014 Plan, which is attached as Appendix A to this Proxy Statement and incorporated by reference into this proposal. We encourage you to review the entire 2014 Plan before casting your vote on the proposal.

Changes From the 2007 Plan. Generally, with the exceptions noted immediately below, the 2014 Plan contains the same features, terms and conditions as the 2007 Plan. Note that, at this time we are not asking the stockholders to increase the number of shares of stock available for grant under the 2014 Plan which means that the number of shares available for grant under the 2014 Plan will be the number of shares that were authorized but unissued (and not subject to outstanding awards) under the 2007 Plan as of the Effective Date. The material changes made to the 2014 Plan are as follows:

•	Any shares of common stock payable or granted to a non-employee or consultant shall be limited to a maximum of 100,000 shares (or equivalent cash value) during any one calendar year.

•

A definition of “change in control” was added to Article II of the 2014 Plan. The definition tracks the definition we used in our 2013 equity award agreements which were previously disclosed on a Form 8-K filed on February 28, 2013. Like the 2007 Plan, the Compensation Committee has retained the discretion to determine the effect that a change in control will have on awards made pursuant to the 2014 Plan.

•

The award notice for any award granted under the 2014 Plan will provide for the clawback or recovery of all or any portion of the award if required by Company policy or applicable law in effect on the date of the award notice, including, but not limited to, the final rules issued under the Dodd-Frank Act.

Purpose of the 2014 Plan. The purpose of the 2014 Plan is to advance the Company’s interests and the interests of its stockholders by attracting, motivating and retaining those individuals whose skill and initiative enhance the Company’s continued success, growth and profitability. Awards under the 2014 Plan further align the interests of our employees, non-employee directors and consultants with those of our stockholders by providing them with participatory rights in the future success and growth of the Company through the purchase or awarding of cash incentive awards, stock awards, restricted stock units, performance units, stock options or stock appreciation rights. The 2014 Plan also permits, but does not require, the Compensation Committee to grant awards that are intended to qualify for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code.

Administration of the 2014 Plan. The 2014 Plan will be administered by our Compensation Committee. The Compensation Committee, pursuant to the terms of the 2014 Plan, may interpret the provisions of the 2014 Plan; select eligible persons to receive awards; determine the type of grant, either in the form of cash incentive awards, stock awards, stock options, restricted stock units, stock appreciation rights, performance units or combinations thereof; determine the number of shares subject to the grant; and determine the time and conditions of vesting or exercise and all other terms of the award. The 2014 Plan provides that the Compensation Committee may delegate its authority under the 2014 Plan to a select group of directors (which may include officers of the Company) or to a senior executive officer, subject to guidelines prescribed by the Compensation Committee, but such delegation will only be effective with respect to participants who are not subject to Section 16 of the Exchange Act or “covered employees” as defined in Section 162(m) of the Code.

Term of the 2014 Plan. The 2014 Plan shall become effective immediately upon stockholder approval at the 2014 annual meeting and will terminate 10 years after it becomes effective unless terminated earlier by the Compensation Committee.

Shares Available. The maximum number of shares of Class A common stock (“Stock”) that may be issued under the 2014 Plan is the number of shares that were authorized, but unissued under the 2007 Plan as of the Effective Date, or approximately 5,594,137 shares, subject to adjustment upon the occurrence of any of the events described in the 2014 Plan. Such number represents approximately 4% of the Stock of the Company outstanding as of the Effective Date.

For purposes of calculating the number of shares of Stock available for grant under the 2014 Plan, the following rules apply: (i) shares of Stock related to awards (including awards made pursuant to the 2007 Plan prior to the Effective Date) that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, or are settled in cash in lieu of Stock, shall be available again for grant under the 2014 Plan; (ii) if the exercise price of any award granted under the 2014 Plan or the tax withholding requirements with respect to any award granted under the 2014 Plan are satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered will be deemed delivered for purposes of determining the number of shares available for grant; (iii) shares of Stock purchased on the open market with cash proceeds generated by the exercise of an option will not increase or replenish the number of shares available for grant; and (iv) shares of Stock granted under the 2014 Plan, where one or more types of awards, both of which are payable in shares of Stock, are granted in tandem with each other such that the exercise of one type of award with respect to a number of shares cancels an equal number of shares of the other, the number of shares granted under both awards shall be deemed to be equivalent to the number of shares under one of the awards. The shares of Stock available for issuance under the 2014 Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions.

If there is a change in the shares of Stock of the Company because of a recapitalization, stock split, stock dividend or consolidation of the Stock, or a merger, consolidation or sale of the Company, a corresponding equitable and proportionate adjustment shall be made to (i) the number of shares available for issuance under the 2014 Plan, (ii) the limit on the number of shares that may be granted to a person in any one calendar year (and any other similar numeric limit set forth in the 2014 Plan); and (iii) the number of shares to be issued pursuant to outstanding awards, the exercise prices or purchase prices of outstanding awards and/or any other affected terms of an award or the 2014 Plan as the Compensation Committee, in its sole discretion and without liability to any person, deems equitable or appropriate.

Limitation on Awards. Subject to adjustment, and notwithstanding any provision contained in the 2014 Plan to the contrary, the maximum number of shares of Stock payable (or granted, if applicable) to (i) any one employee during any one calendar year is 800,000 shares of Stock or the equivalent cash value; and (ii) any one director or consultant during any one calendar year is 100,000 shares of Stock or the equivalent cash value.

Subject to adjustment and notwithstanding any provision contained in the 2014 Plan to the contrary (i) the maximum performance award (other than a cash incentive award) payable to any one covered employee during any one calendar year is 800,000 shares of Stock or the equivalent cash value; and (ii) the maximum performance award that is a cash incentive award payable to any one covered employee during any one calendar year is $5,000,000.

Performance Awards. When the Compensation Committee grants stock awards, restricted stock units, performance units, and cash incentive awards to covered employees it may designate the awards as performance awards. Performance awards are intended to qualify for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code. Section 162(m) of the Code only applies to “covered employees” as defined in Section 162(m) of the Code. Therefore, only covered employees (or those employees who the Compensation Committee reasonably believes could be covered employees in the near future) are eligible to receive awards that are designated as performance awards. The Compensation Committee may, in its discretion, grant awards under the 2014 Plan to covered employees that do not qualify for the exception.

The payment of stock awards, restricted stock units, performance units, and cash incentive awards that are designated as performance awards is contingent upon a covered employee’s achievement of pre-established performance goals during a performance period established by the Compensation Committee. Performance goals are based on any one or more pre-established performance criteria. The pre-established performance criteria are limited to the following: revenues (including, without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), net revenues, fuel surcharges, accounts receivable collection or days sales outstanding, cost reductions and savings (or limits on cost increases), safety and claims (including, without limitation, measures such as accidents per million miles and number of significant accidents), operating income, operating ratio, income before taxes, net income, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation, and amortization (EBITDA), adjusted net income, earnings per share, adjusted earnings per share, stock price, working capital measures, return on assets, return on revenues, debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), productivity and efficiency measures (including, without limitation, measures such as driver turnover, trailer to tractor ratio, and tractor to non-driver ratio), cash position, return on stockholders’ equity, return on invested capital, cash flow measures (including, without limitation, free cash flow), market share, stockholder return, economic value added, or completion of acquisitions (either with or without specified size). Any of the performance criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, indices, or any other basket of companies. Financial performance criteria may, but need not, be calculated in accordance with generally accepted accounting principles (“GAAP”) or any successor method to GAAP, including International Financial Reporting Standards. The Compensation Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the performance criteria it selects to use for a particular performance period for a particular participant. Each of the performance criteria may be expressed on an absolute and/or relative basis or as compared to results of one or more peer group companies or indices, and may include comparisons with past performance of the Company (including one or more divisions thereof, if any) and/or the current or past performance of other companies.

With regard to a particular performance period, the Compensation Committee shall have full discretion to select the length of such performance period, the type(s) of performance awards to be issued, the performance criteria that will be used to establish the performance goal(s), the kind(s) and/or level(s) of the performance goal(s), and whether the performance goal(s) is (are) to apply to the overall Company or to the performance of division, business unit, plan or individual, any one or more subunits thereof. Depending on the performance criteria used to establish the performance goals, the performance goals may be stated in terms of absolute levels or relative to another company or index or indices.

At the time the performance award is first issued, the Compensation Committee may specify in the award document whether performance will be evaluated to include or exclude the effect of certain events that occur during the performance period. Those events are listed in Section 7.3(b) of the 2014 Plan. The inclusion or exclusion of the events listed in Section 7.3(b) shall be expressed in a form that is intended to satisfy the requirements of Section 162(m) of the Code. In the award document, the Compensation Committee also may, but only within the time prescribed by Section 162(m), include or exclude other items in the calculation of performance goals for a performance period in order to prevent the dilution or enlargement of the rights of participants in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; or in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

In determining the actual amount payable pursuant to a performance award for a performance period, the Compensation Committee may reduce (but not increase) or eliminate the amount of the performance award earned under the performance formula for the performance period, if in its sole judgment, such reduction or elimination is appropriate. Following the completion of a performance period, the Compensation Committee shall meet to review and certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, to also calculate and certify in writing the amount of the performance awards earned and payable for the period based upon the objective performance formula established by the Compensation Committee. Compensation Committee certification is not required for compensation that is attributable solely due to the increase in the value of the Stock.

Unless otherwise provided in the relevant award notice, a participant must be employed by the Company on the last day of a performance period to receive payment for the performance award earned during such performance period. The designation of a covered employee as a participant for any performance period shall not in any manner entitle the participant to receive a performance award for such performance period. Moreover, designation of a covered employee as a participant for a particular performance period shall not require designation of such covered employee as a participant for any subsequent performance period.

Stock Options. The 2014 Plan permits the granting of stock options that entitle the holder, upon exercise of the option, to purchase from the Company shares of Stock at a specified exercise price. These stock options may be incentive stock options within the meaning of Section 422 of the Code or non-qualified stock options, or a combination of both. The exercise price per share for any stock option will not be less than 100% of the fair market value of one share of Stock on the date of grant. No stock option may be exercised more than 10 years after its date of grant. The Compensation Committee also sets the exercise schedule and any other terms, provisions and conditions of the options. Stock options issued in the form of incentive stock options shall comply with Section 422 of the Code and the provisions set forth in Section 8.4 of the 2014 Plan. Upon exercise, the exercise price of a stock option must be paid in full in cash, by tendering, by either actual delivery of shares or by attestation, shares of previously acquired Stock, by any net issuance arrangement (including, any broker assisted “cashless” exercise arrangement), by a combination of the foregoing, or by such other consideration as the Compensation Committee may deem appropriate. Notwithstanding the foregoing or the provision of any award notice, a participant may not pay the exercise price of an option using shares of previously-acquired Stock if, in the opinion of counsel to the Company, there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the participant to a substantial risk of liability under Section 16 of the Exchange Act or there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Company.

Stock Appreciation Rights. Awards may be granted in the form of stock appreciation rights (“SARs”). SARs entitle the recipient to receive, in cash or shares of Stock, value equal to (or otherwise based on) the excess of (a) the fair market value of a number of shares of Stock at the time of exercise; over (b) an exercise price established by the Committee. The “exercise price” for a particular SAR shall be defined in the award notice and in no event shall the exercise price be no less than 100% of the fair market value of one share of Stock on the date of grant. A SAR may be granted in tandem with all or a portion of a related stock option under the 2014 Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option.

A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable, and the “exercise price” of such a SAR shall be the exercise price of the related option price under the related stock option which at no time shall be less than 100% of the fair market value of the date of grant. If a related stock option is exercised as to some or all of the shares covered by the award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the stock option exercise. Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related stock option shall be canceled automatically to the extent of the number of shares covered by such exercise. Moreover, all Tandem SARs shall expire not later than the expiration date of the related stock options.

Freestanding SARs shall be exercisable or automatically mature in accordance with such terms and conditions and at such times and during such periods as may be determined by the Compensation Committee. The exercise price of a Freestanding SAR shall be not less than 100% of the fair market value of one share of Stock on the date of grant. All Freestanding SARs shall expire not later than 10 years from the date of grant.

The Compensation Committee may provide that a SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR. A SAR may be paid in cash, Stock or any combination thereof, as determined by the Compensation Committee..

Stock Awards. The Compensation Committee may award shares of stock under the 2014 Plan. Stock awards shall be awarded in such numbers and at such times as the Compensation Committee shall determine. Stock awards may be granted subject to transfer, performance and other restrictions imposed by the Compensation Committee, or, in the exercise of its discretion, the Compensation Committee may grant Stock awards free of any vesting restrictions. For stock awards subject to performance restrictions, the Compensation Committee shall establish the performance criteria, the length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained. During the period in which any stock award is subject to restrictions, the Compensation Committee may, in its sole discretion, deny the participant all or any of the rights of a stockholder with respect to such Stock, including, but not by way of limitation, limiting the right to vote such shares or the right to receive dividends on such shares.

Restricted Stock Units. The Compensation Committee may award restricted stock units in such numbers and at such times as the Compensation Committee shall determine. A restricted stock unit grants the participant, upon vesting, the right to receive from the Company shares of Stock in the future. Restricted stock units shall be subject to restrictions on transferability and other restrictions (including, continued employment or service) as may be prescribed by the Compensation Committee. For restricted stock unit awards subject to performance restrictions, the Compensation Committee shall establish the performance criteria, the length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained. Restricted stock units may be granted in such manner as the Compensation Committee deems appropriate and shall provide for appropriate payments in compliance with Section 409A. Until the shares of Stock to be received upon the vesting of a restricted stock unit award are actually received by the participant, the participant shall have no rights as a stockholder with respect to such shares.

Performance Units. Awards may be granted in the form of performance units. Performance units shall be contingent on the attainment during a performance period of certain performance goals. Performance units shall be subject to restrictions on transferability and other restrictions (including, continued employment or service) as may be prescribed by the Compensation Committee. The Compensation Committee shall establish the performance criteria, the length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained.

Cash Incentive Awards. The 2014 Plan permits the granting of cash incentive awards which shall be awarded in such amounts and at such times as the Compensation Committee shall determine. A cash incentive award grants the participant the right to receive a cash payment if the participant achieves the performance goals specified by the Compensation Committee. Cash incentive awards shall be subject to the attainment during a performance period of certain performance goals. The attainment of the performance goals will determine the ultimate value of the cash incentive Award. The length of the performance period, the performance goals to be achieved, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Compensation Committee.

Repayment. In an award notice, the Compensation Committee may include provisions calling for the recapture or clawback of all or any portion of an award to the extent necessary to comply with Company policy or applicable law in effect on the date of the award notice, including, but not limited to the final rules issued by the SEC and the NYSE pursuant to Section 954 of the Dodd-Frank Act. All awards are subject to mandatory repayment if the participant becomes subject to any clawback or recoupment under applicable law or Company policy, if such Company policy is adopted.

Effect of Change in Control. If a change of control occurs, the Compensation Committee shall have the authority and discretion, but shall not have the obligation, to provide, in the award notice or thereafter, that all or part of outstanding options, SARs, and other awards shall become fully exercisable and all or part of the restrictions on outstanding Awards shall lapse. In addition, upon, or in anticipation of, a change in control, the Compensation Committee may cause all outstanding awards to be canceled and terminated as of a specified date and give each participant the right to exercise such awards during a period determined by the Compensation Committee, or cause all outstanding awards to be canceled and terminated as of a specified date in exchange for a payment or right to payment pursuant to the terms and conditions set forth in the change in control transaction documents. With respect to an award which the Company concludes is subject to (and not excepted from) the requirements of Section 409A of the Code, any actions taken by the Board shall be done in compliance with Section 409A of the Code.

Amendment and Termination of the Plan. The 2014 Plan shall terminate and expire on the tenth anniversary of the Effective Date and no awards may be granted after the tenth anniversary of the Effective Date; provided, however, the Compensation Committee may suspend, or terminate the 2014 Plan at any time for any reason with or without prior notice. In addition, the Compensation Committee may, from time to time for any reason and with or without prior notice, amend the 2014 Plan in any manner, provided that without stockholder approval, no such amendment shall: (i) reduce the purchase price or exercise price of any outstanding option or SAR or take any action that would result in a repricing as described in Section 4.3 of the 2014 Plan; (ii) increase the numeric limits expressed in the 2014 Plan; (c) grant options or SARs with an exercise price that is below 100% of the fair market value of one share of Stock on the date of grant; (d) extend the term of any option or SAR beyond 10 years from the date of grant; (e) expand the types of awards available for grant under the 2014 Plan; or (f) expand the class of individuals eligible to participate in the 2014 Plan. Except as otherwise provided in the 2014 Plan, no amendment, modification or termination shall in any manner adversely affect any award previously granted without the consent of the participant. Such consent is not required if the change is necessary or appropriate to conform the award to, or otherwise satisfy legal requirements (including without limitation the provisions of Sections 162(m) or 409A of the Code), does not adversely affect in any material way the rights of the participant; or is made pursuant to an adjustment as provided in the 2014 Plan. The Compensation Committee shall not take any other action that would cause a performance award to fail to satisfy the requirements of Section 162(m) of the Code unless the Compensation Committee concludes that the deduction limitations will not become applicable or that the amendment is appropriate despite the deduction limitation imposed by Section 162(m) of the Code.

Federal Income Tax Consequences. The following discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and it does not purport to be a complete description of the federal income tax aspects of the 2014 Plan.

As a general rule, a participant will not recognize taxable income with respect to any award at the time of grant. If the participant receives a stock award that is not subject to restrictions or if a participant who receives a stock award makes the election permitted by Section 83(b) of the Code, the participant will recognize income on the award at the time of grant. Upon exercise of a non-qualified stock option, the lapse of restrictions on a stock award, or upon the payment and/or or settlement of SARs, restricted stock units, performance units or cash incentive awards, the participant will recognize ordinary taxable income in an amount equal to the difference between the amount paid for the award, if any, and the fair market value of the Stock or amount received on the date of exercise, lapse of restriction or payment. The Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the participant.

A participant who is granted an incentive stock option will not recognize taxable income at the time of exercise. However, the excess of the Stock’s fair market value over the exercise option price could be subject to the alternative minimum tax in the year of exercise (assuming the Stock received is not subject to a substantial risk of forfeiture or is transferable). If Stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the Stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any income tax deduction. If the holding period requirements are not met, the incentive stock option will not meet the requirements of the Code and the tax consequences described for non-qualified stock options will apply.

Section 409A of the Code became effective as of January 1, 2005. If certain awards fail to comply with Section 409A, a participant must include in ordinary income all deferred compensation conferred by the award, pay interest from the date of the deferral and pay an additional 20% tax. The award notice for any award that is subject to Section 409A may include provisions necessary for compliance as determined by the Compensation Committee. The Company intends (but cannot and does not guarantee) that awards granted under the 2014 Plan will comply with the requirements of Section 409A or an exception thereto and intends to administer and interpret the 2014 Plan in such a manner. The Patient Protection and Affordable Care Act, which became effective in 2010, introduced a new net investment income tax. Effective January 1, 2013, dividends paid to and capital gains recognized by individuals with incomes over certain threshold amounts may be subject to an additional 3.8% tax on net investment income. In limited circumstances where the sale of Stock that is received as the result of a grant of an award could subject a participant to suit under Section 16(b) of the Securities Exchange Act, the tax consequences to the participant Officer may differ from the tax consequences described above.

To the extent that an employee recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the employee performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not subject to the $1 million deduction limit for certain executive compensation under Section 162(m) of the Code.

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New Plan Benefits

The amount of plan benefits that will eventually be provided under the 2014 Omnibus Plan to non-management directors, the Company’s NEOs and other employees is not determinable. The following table sets forth grants of stock options, restricted stock units and performance units during 2013 under the 2007 Plan to (i) all of our NEOs, individually and as a group, (ii) all current non-executive directors, individually and as a group, and (iii) all employees, including all current officers who are not NEOs, as a group.

Individual or Group Name	Number of Stock Options	Number of RSUs	Number of Shares Underlying PUs (1)	Aggregate Dollar Value of Awards (2)
Executive Officers
Jerry Moyes	132,870	—	52,769	$1,410,000

Richard Stocking	54,722	21,831	21,831	$893,172

Ginnie Henkels	20,325	8,109	8,109	$331,750

James Fry	11,820	4,716	4,716	$192,925

Kenneth Runnels	11,820	4,678	4,678	$191,394

Executive Officer Group (5 persons)	231,557	39,334	92,103	$3,210,635

Non-Executive Directors
William Post	—	2,620	—	$35,000

Glenn Brown	—	2,620	—	$35,000

Richard H. Dozer	—	2,620	—	$35,000

David Vander Ploeg	—	2,620	—	$35,000

Non-Management Director Group (4 persons)	—	10,480	—	$140,000

Non-Executive Officer Group (about 400 ) persons	206,849	215,199	9,263	$4,193,672

(1)	The number of PUs included in the table represents the number of shares of Company Class A common stock that will be issued to each employee if the “target” level of performance (return on net assets and leverage ratio for a three year period 2013-2015) is achieved. Please see “Executive Compensation-Compensation Discussion and Analysis-Elements of our Compensation Program-Long Term Incentive Awards for 2013” for a discussion of these awards.

(2)	Dollar value represents the aggregate grant date fair value of equity awards. The methodology and assumptions used to calculate these values are set forth in Note 17 (Stockholders’ Equity) to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013. For additional information regarding our equity awards in 2013, see the Summary Compensation Table and Grants of Plan-Based Awards Table.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE

FOR

PROPOSAL THREE

PROPOSAL NO. 4:

STOCKHOLDER PROPOSAL REGARDING DEVELOPMENT OF A RECAPITALIZATION PLAN

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, which represents that it owns 325 shares of the Company’s common stock, has notified the Company that the following resolution is to be presented at the Annual Meeting:

RESOLVED, that stockholders of Swift Transportation Company (the “Company” or “Swift”) request that the Board of Directors retain an investment banker to develop a plan for recapitalization to result in one vote per share for all outstanding common stock.

Supporting Statement:

According to Swift’s 2013 proxy, the Company had 139,804,352 shares of common stock outstanding. Holders of the 87,309,116 shares of Class A common stock, 62% of the Company’s equity base, have one vote per share, while holders of the 52,495,236 shares of non-trading Class B common stock have two votes per share. Swift’s CEO, Jerry Moyes (along with certain family trusts and affiliates (“Affiliates”)), beneficially owns 34.6% of the Class B shares and 2.2% of Class A shares thereby enjoying majority voting control despite holding a minority of outstanding shares.

A 2008 study by Harvard’s Paul Gompers et al (http://bit.ly/1auJyg0) found that dual-class structures with disparate voting rights were correlated with lower firm value and cautioned that a majority owner “can rationally choose to sacrifice some firm value in order to maintain private benefits of control.”

Swift’s 2012 Annual Report (10-K) acknowledged that the dual-class structure, “may adversely affect the trading price for our Class A common stock” and that Moyes and his Affiliates “can exert significant influence over our management and affairs and matters requiring stockholder approval ….”

The 10-K also disclosed tens of millions of dollars in board-approved, related-party transactions between Swift and Moyes-controlled entities and a total of 35.8 million shares pledged by Moyes and Affiliates as collateral for personal loans. Despite a Trading Policy meant to limit an executive or director from pledging more than 20% of their family holdings, Swift’s board allowed Moyes and Affiliates to pledge nearly two-thirds of their total equity stake (including 23.8 million Class B shares that would convert to Class A shares at the end of the loan’s term if not settled in cash) or nearly 25% of all outstanding shares.

The significant material risk and potential for conflicts of interest posed to public shareholders by the pledging caused ISS, the country’s largest proxy advisor, to recommend that shareholders vote against all members of Swift’s Audit Committee in 2013.

An October 8, 2013 8-K reveals terms of a new loan arrangement by Moyes and Affiliates that appear to increase the number of Class B shares pledged from 23.8 million to 25.9 million and extend Moyes’ voting control for an additional three years.

These activities indicate to us that the current dual-class stock structure makes it difficult for the Board to oversee Moyes’ stewardship of the Company for the benefit of all shareholders.

We thus urge the Board to retain an investment banking firm to make appropriate recommendations about methods to move towards creating a single class of common stock.

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board believes that retaining the dual class capital structure is in the best interest of the Company and its stockholders and unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

The Company’s current capital structure, with both Class A common stock and Class B common stock outstanding, has been in place since the Company’s initial public offering in 2010. Accordingly, each stockholder purchasing shares of the Company’s Class A common stock has had notice of this capital structure, and we believe many stockholders are attracted to the stock because of the long-term stability the Class B stockholders provide to the Company. We note that many of the most successful IPOs in recent years (e.g., Zynga, Groupon, LinkedIn) have a dual class voting structure because it is generally recognized that founding stockholders bring a unique long-term perspective to company performance.

In addition, the Board believes that the dual class capital structure promotes stability and continuity in the leadership and management of the Company, which allows the Company to focus on long-term objectives. In the face of difficult challenges, management of companies with a single class of stock can become singularly focused on maximizing short-term value and performance at the expense of long-range planning in an effort to justify its business plans. The Board believes that the dual class capital structure reduces the risk of disruption in the continuity of the Company’s current operational policies and strategy by allowing management to pursue strategies that we believe will enhance the long-term profitability of the Company. Mr. Moyes’ involvement with the Company has greatly benefited all stockholders and the long history of the Moyes family’s involvement in the Company has been one of its greatest strengths.

The Board also believes that the dual class capital structure enhances the Company’s ability to attract and retain highly qualified key employees. The Company’s ability to issue Class A common stock-based equity awards increases its flexibility in structuring compensation plans so that management and key employees can participate in the growth of the Company.

Finally, the Company has a well-developed governance structure that demonstrates the Board’s commitment to fostering independence, avoiding conflicts of interest and providing for strong and independent oversight of the Company’s business. Even though the Company qualifies as a “controlled company” within the meaning of the corporate governance listing standards of the NYSE, consistent with the Company’s goal to implement strong corporate governance standards, the Company does not elect to be treated as a “controlled company” under the rules of the NYSE. Accordingly, all but one of our directors are fully independent under the NYSE standards and only independent directors serve on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All directors are elected annually by a majority of votes cast in uncontested director elections and are required to act in the best interests of all stockholders, in accordance with their fiduciary duties under Delaware law. In addition, the Board requires the separation of the offices of the Chairman of the Board and the CEO and, so long as the CEO is a permitted holder or an affiliated person (as defined in our certificate of incorporation), the Chairman of the Board also must be an independent director. The Company also has in place a written policy regarding the review and approval of all transactions between the Company and any of our executive officers, directors and their affiliates, which policy may only be amended by an affirmative vote of a majority of our independent directors, including the affirmative vote of the independent Chairman of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE

AGAINST

THE STOCKHOLDER PROPOSAL REGARDING DEVELOPMENT OF A

RECAPITALIZATION PLAN

PROPOSAL NO. 5:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited Swift’s annual financial statements for the fiscal year ended December 31, 2013. The Audit Committee has appointed KPMG LLP to be Swift’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The stockholders are asked to ratify this appointment at the Annual Meeting. Representatives of KPMG LLP will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Policies Regarding Independent Auditor

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm. The Audit Committee preapproves all audit services and non-audit services to be provided to Swift by its independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented at the next Audit Committee meeting.

The Audit Committee may preapprove for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to a specific annual monetary limit also approved by the Audit Committee. The Audit Committee must be informed about each such service that is actually provided. In cases where a service is not covered by one of those approvals, the service must be specifically preapproved by the Audit Committee or a delegated member thereof.

Each audit or non-audit service that is approved by the Audit Committee will be reflected in a written engagement letter or writing specifying the services to be performed and the cost of such services, which will be signed by either a member of the Audit Committee or by an officer of Swift authorized by the Audit Committee to sign on behalf of Swift.

The Audit Committee will not approve any prohibited non-audit service or any non-audit service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm.

Vote Required For Ratification

The Audit Committee is responsible for selecting Swift’s independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint KPMG LLP as Swift’s independent registered public accounting firm for fiscal year 2014. The Board believes, however, that submitting the appointment of KPMG LLP to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE

FOR

PROPOSAL FIVE

AUDIT COMMITTEE REPORT

The Audit Committee, which was established in accordance with section 3(a)(58)(A) of the Exchange Act, is composed of Richard H. Dozer, (Chairman), William Post, David Vander Ploeg and Glenn Brown. The Board has determined that all members of the Audit Committee satisfy the independence listing standards of the NYSE and the SEC requirements and possess the requisite knowledge in financial matters to sit as a member of the Audit Committee. The Board has also made the determination that Mr. Dozer has the attributes of an audit committee financial expert as defined by SEC requirements. Information about Mr. Dozer’s past business and educational experience is included in his biography in this proxy statement under the caption Proposal No. 1: Election of Directors.

The Audit Committee assists the Board in its oversight of Swift’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, which is available on Swift’s Web site at www.swifttrans.com.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control over financial reporting. Swift’s independent registered public accounting firm is responsible for performing an audit of Swift’s consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with United States generally accepted accounting principles. The independent registered public accounting firm also is responsible for performing an audit of and expressing an opinion on the effectiveness of Swift’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended December 31, 2013, including a discussion of, among other things:

•	the acceptability and quality of the accounting principles;

•	the reasonableness of significant accounting judgments and critical accounting policies and estimates;

•	the clarity of disclosures in the financial statements; and

•	the adequacy and effectiveness of Swift’s financial reporting procedures, disclosure controls and procedures and internal control over financial reporting.

The Audit Committee also discussed with the CEO, CFO and Principal Accounting Officer of Swift their respective certifications with respect to Swift’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Audit Committee discussed with the independent registered public accounting firm the audited consolidated financial statements for the fiscal year ended December 31, 2013, the firm’s judgments as to the acceptability and quality of Swift’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm the firm’s independence.

The Audit Committee discussed with Swift’s internal audit department and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Swift’s internal controls and the overall quality of Swift’s financial reporting.

In reliance on the reviews and discussions referred to above, and the receipt of an unqualified opinion from KPMG LLP dated February 28, 2014, with respect to the consolidated financial statements of Swift as of and for the fiscal year ended December 31, 2013, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Swift’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Audit Committee regularly reviewed with General Counsel and internal audit any complaints received pursuant to the Company’s Whistleblower Policy (the “Policy”) and is responsible for overseeing compliance with the Policy and any investigations that were conducted with respect thereto.

This report is submitted by the Audit Committee.

Richard H. Dozer – Chairman

William Post

David Vander Ploeg

Glenn Brown

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

AUDIT AND NON AUDIT FEES

Audit Fees

The aggregate fees billed to Swift by KPMG LLP for 2013 and 2012 for professional services rendered for the audit of Swift’s annual financial statements for fiscal years 2013 and 2012 and the reviews of the financial statements included in Swift’s quarterly reports were $ 1,828,200 and $1,473,000 respectively.

The aggregate fees billed to Swift by Grant Thornton for 2013 for professional services rendered for the audit of Central Refrigerated’s annual financial statements for fiscal years 2012 and 2011 and the corresponding consent to include those respective years audit opinion in Swift’s 2013 annual report as a consequence of the acquisition by Swift of Central Refrigerated, was $63,135.

Tax Fees

The aggregate fees billed to Swift by KPMG LLP in 2013 and 2012 for professional services rendered for tax compliance, tax advice, and tax planning were $ 211,495 and $136,236 respectively.

The aggregate fees billed to Swift by Grant Thornton in 2013 for professional services rendered in connection with tax services as a consequence of the acquisition by Swift of Central Refrigerated, was $75,000.

All Other Fees

Swift was not billed by KPMG, LLP in 2013 and 2012 for any products and services provided, other than the services reported in the preceding two paragraphs.

Pre-Approval Policy for Audit and Non Audit Fees

All audit and non-audit services performed by our independent auditors are pre-approved by the Audit Committee. The respective approving parties concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee may delegate preapproval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, the preapproval decisions to the Audit Committee at its next scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2013 and through the date of this filing all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act except for the late filing of a Form 3 for Jon Isaacson that was filed on March 21, 2014 that should have been filed no later than August 6, 2013, for Jon Isaacson (no holdings reported).

OTHER MATTERS

We are not aware of any other matters to be conducted at the meeting. The Company’s By-laws require stockholders to give advance notice of any proposal intended to be presented at the Annual Meeting, including the nomination of directors. The deadline for this notice has passed and we did not receive any such notices. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement, the proxy card, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Corporate Secretary, Swift Transportation Company, 2200 South 75th Avenue, Phoenix, Arizona 85043.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2015 annual meeting of stockholders must be received by the Company no later than December 3, 2014 to be eligible for inclusion in the Company’s proxy statement and form of proxy for next year’s meeting. If any stockholder intends to present a proposal at the 2015 annual meeting of stockholders without inclusion of such proposal in our proxy materials, including director nominations, we must receive notice of such proposal no earlier than January 8, 2015 and no later than February 7, 2015. Any notice received prior to January 8, 2015 or after February 7, 2015 is untimely. Proposals must concern a matter that may be properly considered and acted upon at the Annual Meeting in accordance with applicable laws, regulations and the Company’s By-laws and policies, and must otherwise comply with

Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements. Proposals should be addressed to Swift Transportation Company, Attention: Corporate Secretary, 2200 S. 75th Ave., Phoenix, AZ 85043.

FORWARD LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding future actions and benefits relating to our executive compensation programs and our intention o not elect to be treated as a controlled company under NYSE rules. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our annual report on Form 10-K (accompanying this report), and in the periodic reports that we file with the SEC on Form 10-Q and Form 8-K.

APPENDIX A

SWIFT TRANSPORTATION COMPANY

2014 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

Section 1.1 Purpose. The purpose of the Swift Transportation Company (“Company”) 2014 Omnibus Incentive Plan (the “Plan”) is to provide incentives to certain Employees, Directors, and Consultants of the Company in a manner designed to reinforce the Company’s performance goals; to link a significant portion of Participants’ compensation to the achievement of such goals; and to continue to attract, motivate, and retain key personnel on a competitive basis.

Section 1.2 Effective Date. The Plan was approved by the Company’s Board of Directors (the “Board”) on March 28, 2014, but shall be effective as of the date it is approved by the stockholders at the Company’s 2014 annual meeting (the “Effective Date”). If approved by the Company’s stockholders, the Plan shall supersede and replace the Swift Transportation Company 2007 Omnibus Incentive Plan (as previously amended and restated on December 15, 2010) (the “2007 Plan”); provided, however, that the terms of the 2007 Plan as in effect immediately prior to the Effective Date shall continue to govern all awards granted under the 2007 Plan until such awards have been exercised, forfeited, cancelled or have otherwise expired or terminated. In the event that the Company’s stockholders do not approve the Plan, the 2007 Plan will continue in full force and effect on its terms and conditions as in effect on March 28, 2014.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Section 2.1 Certain Defined Terms. As used in this Plan, unless the context otherwise requires, the following terms shall have the following meanings:

(a) “Award” means any stock option, Stock Appreciation Right, Stock Award, Restricted Stock Unit Award, Performance Unit, or Cash Incentive Award granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Notice or otherwise.

(b) “Award Notice” means the document (which may be in paper or electronic medium) establishing the terms, conditions, restrictions, and/or limitations of an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers. The Committee will establish the form of the document in the exercise of its sole and absolute discretion, provided the terms of such document are not inconsistent with or contradictory to this Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Cash Incentive Award” means an Award granted to a Participant pursuant to Article XIII (and which is not a Stock Award). A Cash Incentive Award grants the Participant the right to receive a cash payment if the Participant achieves the Performance Goals specified by the Committee during a Performance Period Specified by the Committee.

(e) “CEO” means the Chief Executive Officer of the Company.

(f) “Change in Control” means any one or more of the following events:

(i) a change in control of the Company that is required to be reported (1) in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act (or any successor provisions or reports thereunder), (2) in response to Item 5.01 of Form 8-K (or any successor provisions or reports thereunder), or (3) in any other filing by the Company with the Securities and Exchange Commission;

(ii) a transaction or series of transactions in which any “person” within the meaning of Section 13(d)(3) and Section 14(d)(2) of the Exchange Act, other than a Permitted Holder is or becomes the “beneficial owner” within the meaning of Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; provided, however, that the following events will not constitute a “Change in Control” for purposes of the Plan: (1) any acquisition by any person or entity if, immediately following such acquisition, more than 75% of the outstanding securities of the acquirer ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; (2) any acquisition directly from the Company; (3) any acquisition of voting securities by the Company, including any acquisition that, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such person to more than the percentage set forth above; (4) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; (5) any acquisition by any person pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (iii) below; or (6) any transaction, acquisition, or other event that the Board (as constituted immediately prior to such person becoming such a beneficial owner) determines, in its sole discretion, does not constitute a “Change in Control” in such a situation;

(iii) consummation by the Company of a Business Combination (as defined below) unless, following such Business Combination, (1) more than 75% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or managers of the entity resulting from such Business Combination (including without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by voting securities of the Company that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by voting securities into which such previously outstanding voting securities of the Company were converted pursuant to such Business Combination) and such ownership of voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s voting securities; (2) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the then-outstanding voting securities of the entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the members of the board of directors or managers of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination. For purposes of this paragraph (iii), “Business Combination” means a reorganization, merger or consolidation of the Company with another person or sale or other disposition of all or substantially all of the assets of the Company to any person other than to a Subsidiary or a Permitted Holder or the acquisition of assets of another corporation; or

(iv) upon the approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a Subsidiary.

Notwithstanding the foregoing, except as otherwise provided in an Award Notice, a Change in Control shall not occur for purposes of this Plan in the case of Awards that are subject to the requirements of Section 409A of the Code unless the Change in Control constitutes a “change in control event” as defined in Section 409A of the Code.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the regulations thereunder and any successor provisions and the regulations thereto.

(h) “Committee” means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, however, that at all times the Committee shall consist of two or more Directors, all of whom are: (i) “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act; (ii) “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3); and (iii) “independent directors” within the meaning of the NYSE Listing Standards or rules of any securities exchange or automated quotation system on which the shares of Stock are then listed, quoted or traded. All references in the Plan to the “Committee” shall be, as applicable, to the Compensation Committee or the committee designated by the Board.

(i) “Company” means Swift Transportation Company (f/k/a Swift Holdings Corp.), a Delaware corporation, and its Subsidiaries.

(j) “Consultant” means any consultant, adviser, or independent contractor who provides services to the Company or a Subsidiary as an independent contractor and not as an Employee; provided, however, that a Consultant may become Participant in this Plan only if he or she: (i) is a natural person; (ii) provides bona fide services to the Company; and (iii) provides services that are not in connection with the offer or sale of the Company’s securities in a capital-raising transaction and do not promote or maintain a market for the Company’s securities.

(k) “Covered Employee” means an Employee who is or could be a “covered employee” within the meaning of Section 162(m) of the Code.

(l) “Director or a Non-Employee Director” means a member of the Board who is not an Employee.

(m) “Disability” means “disability” within the meaning of Section 22(e)(3) of the Code unless a different definition is provided in the Award Notice.

(n) “Effective Date” has the meaning ascribed to it in Section 1.2.

(o) “Employee” means any person employed by the Company on a full or part-time basis.

(p) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including the regulations thereunder and any successor provisions and regulations thereto.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the rules thereunder and any successor provisions and the rules thereto.

(r) “Fair Market Value” means the closing sale price of one share of Stock as reported on the NYSE (or other securities exchange or automated quotation system on which the shares of Stock are then listed, quoted or traded) on the date such value is determined or, if Stock is not traded on such date, on the first immediately preceding business day on which Stock was so traded.

(s) “Family Member” means a Participant’s spouse and any parent, stepparent, grandparent, child, stepchild, or grandchild, including adoptive relationships or a trust or any other entity in which these persons (or the Participant) have more than 50% of the beneficial interest.

(t) “NYSE” means the New York Stock Exchange.

(u) “Participant” means an Employee, Director, or Consultant to whom an Award has been granted under the Plan.

(v) “Performance Awards” means an Award granted pursuant to Article VII that is intended to satisfy the requirements of the “performance-based compensation” exception to the limitations imposed by Section 162(m) of the Code, on the tax deductibility of compensation paid to Covered Employees.

(w) “Performance Criteria” means the one or more criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Participant for a Performance Period. The Performance Criteria that will be used to establish such Performance Goal(s) for a Performance Award shall be expressed in terms of the attainment of specified levels of one or any variation or combination of the following and, are limited to the following: revenues (including, without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), net revenues, fuel surcharges, accounts receivable collection or days sales outstanding, cost reductions and savings (or limits on cost increases), safety and claims (including, without limitation, measures such as accidents per million miles and number of significant accidents), operating income, operating ratio, income before taxes, net income, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation, and amortization (EBITDA), adjusted net income, earnings per share, adjusted earnings per share, stock price, working capital measures, return on assets, return on revenues, debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), productivity and efficiency measures (including, without limitation, measures such as driver turnover, trailer to tractor ratio, and tractor to non-driver ratio), cash position, return on stockholders’ equity, return on invested capital, cash flow measures (including, without limitation, free cash flow), market share, stockholder return, economic value added, or completion of acquisitions (either with or without specified size). The Performance Criteria that will be used to establish Performance Goals with respect to any Award other than a Performance Award that is subject to Article VII will include the above listed Performance Criteria and such other criteria as may be set forth by the Committee in the applicable Award Notice. Any of the Performance Criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to the results of a peer group, indices, or other basket of companies. Financial Performance Criteria may, but need not, be calculated in accordance with generally accepted accounting principles (“GAAP”) or any successor method to GAAP, including International Financial Reporting Standards. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for a particular Performance Period for a particular Participant. In addition, with respect to any Award other than a Performance Award that is subject to Article VII, the Committee may establish, as additional Performance Criteria, the attainment by a Participant of one or more personal objectives and/or goals that the Committee deems appropriate, including but not limited to implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility. Each of the Performance Criteria may be expressed on an absolute and/or relative basis or as compared to results of one or more peer group companies or indices, and may include comparisons with past performance of the Company (including one or more divisions thereof, if any) and/or the current or past performance of other companies.

(x) “Performance Formula” means, for a Performance Period, the one or more objective formulas (expressed as a percentage or otherwise) applied against the relevant Performance Goal(s) to determine whether all, some portion but less than all, or none of the Award has been earned for the Performance Period. For this purpose, the Performance Formula will be considered to be objective only if a third party having knowledge of the relevant performance results could calculate the amount to be paid pursuant to the Award. The Performance Formula must preclude discretion to increase the amount of compensation payable that would otherwise be due upon the attainment of any Performance Goal.

(y) “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, plant or an individual. The Performance Goals may be stated in terms of absolute levels and/or relative levels or as compared to results of one or more peer group companies or indices, and may include comparisons with past performance of the Company (including one or more divisions thereof if any ) and/or the current or past performance of other companies.

(z) “Permitted Holder” means (i) Jerry Moyes, Vickie Moyes and their respective estates, executors and conservators; (ii) any trust (including the trustee thereof) established for the benefit of Jerry Moyes, Vickie Moyes or any children (including adopted children) thereof; (iii) any such children upon transfer from Jerry Moyes or Vickie Moyes, or upon distribution from any such trust or from the estates of Jerry Moyes or Vickie Moyes, and (iv) any corporation, limited liability company or partnership the sole stockholders, members or partners of which are Permitted Holders.

(aa) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of, an Award, including a Performance Award.

(bb) “Performance Unit” means an award granted to a Participant pursuant to Article XII. A Performance Unit Award grants the Participant the right to receive Stock, a cash payment or a combination of Stock and cash, if the Participant achieves the Performance Goals specified by the Committee during a Performance Period specified by the Committee.

(cc) “Plan” means this 2014 Omnibus Incentive Plan.

(dd) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article XI. A Restricted Stock Unit Award grants the Participant the right to receive shares of Stock in the future. Stock will not be issued pursuant to a Restricted Stock Unit Award until the restrictions specified by the Committee lapse or if the Committee otherwise determines in its discretion that such Stock should not be issued.

(ee) “Securities Act” means the Securities Act of 1933, as amended from time to time, including the rules thereunder and any successor provisions and the rules thereto.

(ff) “Separation from Service” is a term that applies only in the context of an Award that the Company concludes is subject to Section 409A of the Code. In that limited context, the term “Separation from Service” means either: (i) the termination of a Participant’s employment with the Company and all Subsidiaries due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Subsidiaries to an amount that is less than 50% of the average level of bona fide services the Participant provided to the Company and all Subsidiaries in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).

Solely for purposes of determining whether a Participant has a “Separation from Service,” a Participant’s employment relationship is treated as continuing while the Participant is on military leave, medical or sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or a Subsidiary is provided either by statute or contract). If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with Section 409A of the Code.

In the case of a Director, Separation from Service means that such member has ceased to be a member of the Board. Whether a Consultant has incurred a Separation from Service will be determined in accordance with Treasury Regulation Section 1.409A-1(h).

(gg) “Specified Employee” means a “specified employee” within the meaning of Section 409A of Code.

(hh) “Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

(ii) “Stock Appreciation Right or SAR” means an Award granted to a Participant pursuant to Article IX. A SAR gives a Participant a right to receive, in cash or in shares Stock, value equal to (or otherwise based on) the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise; over (ii) an exercise price established by the Committee.

(jj) “Stock Award” means an Award granted to a Participant pursuant to Article X. A Stock Award grants the Participant the right to receive Stock, subject to restrictions specified by the Committee.

(kk) “Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of 20 % or more, provided with respect to incentive stock options, Subsidiary means “subsidiary corporation” as defined in Section 424(f) of the Code, and provided, further, with respect to Awards that are subject to Section 409A of the Code, Subsidiary shall have the meaning ascribed to it in Treasury Regulation Section 1.409A-1(h)(3) (which generally requires 50% common ownership).

(ll) “Swift” means Swift Transportation Company, a Delaware corporation, or any successor thereto (whether by reincorporation, merger, or otherwise) as provided in Section 16.9.

Section 2.2 Other Defined Terms. Unless the context otherwise requires, all other capitalized terms shall have the meanings set forth in the other Articles and Sections of this Plan.

Section 2.3 Construction. In any necessary construction of a provision of this Plan, the masculine gender may include the feminine, and the singular may include the plural, and vice versa.

ARTICLE III

ELIGIBILITY

Section 3.1 In General. All Employees, Directors, and Consultants are eligible to participate in the Plan. The Committee may select, from time to time, from those Employees, Directors, and Consultants, the individuals (i.e., the Participants) to receive Awards.

ARTICLE IV

PLAN ADMINISTRATION

Section 4.1 Responsibility. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

Section 4.2 Authority of the Committee. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to:

(a) determine eligibility for participation in the Plan;

(b) select the Participants and determine the type of Awards to be made to Participants, the number of shares subject to Awards and the terms, conditions, restrictions, and limitations of the Awards, including, but not by way of limitation, restrictions on the transferability of Awards and conditions with respect to continued employment, Performance Criteria, confidentiality, and non-competition;

(c) interpret the Plan;

(d) construe any ambiguous provision, correct any default, supply any omission and reconcile any inconsistency of the Plan;

(e) issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper (including but not limited to extending the ability to exercise options that otherwise would have expired during any relevant blackout period);

(f) make regulations for carrying out the Plan and make changes in such regulations as it from time to time deems proper;

(g) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations;

(h) promulgate rules and regulations regarding treatment of Awards of a Participant under the Plan in the event of such Participant’s death, Disability, retirement, termination from the Company, or breach of agreement by the Participant, or in the event of a Change in Control of the Company;

(i) accelerate the vesting, exercise, or payment of an Award or the Performance Period of an Award when such action or actions would be in the best interest of the Company (including, but not limited to, situations where the Committee concludes that the amendment is appropriate despite the deduction limitations imposed by Section 162(m));

(j) grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company;

(k) establish and administer the Performance Goals and certify whether, and to what extent, they have been attained;

(l) determine the terms and provisions of any agreements entered into hereunder;

(m) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan; and

(n) make all other determinations it deems necessary or advisable for the administration of the Plan, including factual determinations.

The decisions of the Committee and its actions with respect to the Plan shall be final, binding, and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

Section 4.3 Option and SAR Repricing. Except for adjustments pursuant to Section 6.2, the Committee shall not reprice any stock options and/or SARs unless such action is approved by the Company’s stockholders. For purposes of the Plan, the term “reprice” shall mean the reduction, directly or indirectly, in the per-share exercise price of an outstanding stock option(s) and/or SARs by amendment, cancellation or substitution or any other action that would be treated as a repricing under GAAP or the NYSE (or other securities exchange or automated quotation system on which the shares of Stock are then listed, quoted or traded).

Section 4.4 Section 162(m) of the Code. Throughout this Plan, certain references are made to Section 162(m) of the Code. With regard to Performance Awards issued to Covered Employees that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the Plan and applicable Award Notice shall, for all purposes, be interpreted and construed with respect to such Awards in the manner that would result in such interpretation or construction satisfying the exemptions available under Section 162(m) of the Code. If any provision of this Plan or an Award Notice for a Performance Award does not comply with or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, unless otherwise determined by the Committee.

Section 4.5 Action by the Committee. Except as otherwise provided by Section 4.6, the Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee.

Section 4.6 Allocation and Delegation of Authority. Except to the extent prohibited by applicable law or the NYSE (or other securities exchange or quotation system on which the shares of Stock are then listed, quoted or traded) the Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the CEO, or other senior members of management as the Committee deems appropriate, and may delegate all or any part of its responsibilities and powers to any such person or persons to the extent such delegation is permitted by applicable law; provided, that any such allocation or delegation be in writing; and provided, further, that only the Committee, may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act or who are Covered Employees. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

Section 4.7 Limitation of Liability. No member of the Committee nor any person to whom the Committee delegates authority pursuant to Section 4.6 shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other person to whom any duty or power relating to the administration or interpretation of the Plan has been delegated from and against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan unless, in either case, such action, omission or determination was taken or made by such Committee member or other person in bad faith and without reasonable belief that it was in the best interests of the Company.

ARTICLE V

FORM OF AWARDS

Section 5.1 In General. Each Award shall be evidence by a written or electronic Award Notice and shall be subject to the terms, conditions, restrictions, and limitations of the Plan and such other terms and conditions prescribed by the Committee in the Award Notice. The terms of an Award Notice may vary depending on the type of Award and any combination of Awards may be granted at one time and on more than one occasion to the same Participant.

Section 5.2 Foreign Jurisdictions.

(a) Special Terms. In order to facilitate the making of any Award to Participants who are employed or retained by the Company outside the United States as Employees, Directors, or Consultants (or who are foreign nationals temporarily within the United States), the Committee may provide for such modifications and additional terms and conditions (“Special Terms”) in Awards as the Committee may consider necessary or appropriate to accommodate differences between United States federal or state laws, rules and regulations and the local laws, policies or customs that are applicable to such Participants or to facilitate administration of the Plan. The Special Terms may provide that the grant of an Award is subject to (i) applicable governmental or regulatory approval or other compliance with local laws, policies or customs that are applicable to such Participants and/or (ii) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void. The Special Terms may also provide that an Award shall become exercisable or redeemable, as the case may be, if an Employee’s employment or Director or Consultant’s relationship with the Company ends as a result of workforce reduction, realignment, or similar measure and the Committee may designate a person or persons to make such determination for a location. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for purposes of implementing any Special Terms, without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan shall: (u) increase the numeric limitations contained in Section 6.1, 6.3 or any similar numeric limitation set forth in the Plan; (v) result in a repricing as described in Section 4.3, (w) extend the exercise period for a stock option or SAR beyond 10 years from the date of grant; (x) expand the types of Awards available for grant under the Plan; (y) expand the class of individuals eligible to participate in the Plan; or (z) cause the Plan to cease to satisfy any applicable legal requirement.

(b) Currency Effects. Unless otherwise specifically determined by the Committee, all Awards and payments pursuant to such Awards shall be determined in United States currency. The Committee shall determine, in its discretion, whether and to the extent any payments made pursuant to an Award shall be made in the Participant’s local currency, as opposed to United States dollars. In the event payments are made in the Participant’s local currency, the Committee may determine, in its discretion and without liability to any Participant, the method and rate of converting the payment into such local currency.

ARTICLE VI

SHARES SUBJECT TO PLAN

Section 6.1 Available Shares. The maximum aggregate number of shares of Stock which shall be reserved and available for the grant of Awards under the Plan is the number of shares of Stock that were authorized but unissued under the 2007 Plan as of the Effective Date, or 5,594,137 shares of Stock (the “Share Reserve”). The Share Reserve shall be subject to adjustment as provided in Section 6.2. Any shares of Stock related to Awards (including awards granted under the 2007 Plan prior to the Effective Date) that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, or are settled in cash in lieu of Stock shall be available again for grant under the Plan. Moreover, if the exercise price of any Award granted under the Plan or the tax withholding requirements with respect to any Award granted under the Plan are satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered will be deemed delivered for purposes of determining the number of shares in the Share Reserve. Shares of Stock purchased on the open market with cash proceeds generated by the exercise of a stock option will not increase or replenish the Share Reserve. The shares of Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions. For the purpose of computing the total number of shares of Stock granted under the Plan, where one or more types of Awards, both of which are payable in shares of Stock, are granted in tandem with each other such that the exercise of one type of Award with respect to a number of shares cancels an equal number of shares of the other, the number of shares granted under both Awards shall be deemed to be equivalent to the number of shares under one of the Awards.

Section 6.2 Adjustment Upon Certain Events. In the event that there is, with respect to the Company, a stock dividend or split, reorganization, recapitalization, merger, consolidation, spinoff, combination, or transaction or exchange of Stock or other corporate exchange, or any distribution to stockholders of Stock or other property or securities (other than regular cash dividends), or any transaction similar to the foregoing or other transaction that results in a change to the Company’s capital structure, then the Committee shall make substitutions and/or adjustments to the maximum number of shares available for issuance under Section 6.1, the maximum Award payable under Section 6.3 and any other similar numeric limit set forth in the Plan, the number of shares to be issued pursuant to outstanding Awards, the exercise prices or purchase prices of outstanding Awards and/or any other affected terms of an Award or the Plan as the Committee, in its sole discretion and without liability to any person, deems equitable or appropriate. Unless the Committee determines otherwise, in no event shall a Performance Award be adjusted in a manner that would cause such Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. Any adjustments made pursuant to this Section 6.2 shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of “incentive stock options,” in a manner consistent with Section 424(a) of the Code.

Section 6.3 Maximum Award Payable in Shares. Subject to Section 6.2, and notwithstanding any provision contained in the Plan to the contrary, the maximum number of shares of Stock payable (or granted, if applicable) (a) to any one Participant, other than a Director or Consultant, with respect to all Awards granted to such

Participant during any one calendar year, is 800,000 shares of Stock or the equivalent cash value, and (b) to any one Participant, in the case of a Director or Consultant, with respect to all Awards granted to such Participant during any one calendar year, is 100,000 shares of Stock or the equivalent cash value.

ARTICLE VII

PERFORMANCE AWARDS

Section 7.1 Purpose. The purpose of this Article VII is to enable the Committee to qualify all or some of the Awards granted to Covered Employees pursuant to Articles X, XI, XII and XIII as “performance-based compensation” for purposes of Section 162(m) of the Code. If the Committee decides that a particular Award to a Covered Employee should qualify as “performance-based compensation,” the Committee will provide in the Award Notice or otherwise that the Award is intended to be a Performance Award. This Article VII only applies to Performance Awards and if this Article VII applies, its provisions shall control over any contrary provision contained in the Plan or any Award Notice.

Section 7.2 Discretion of Committee with Respect to Performance Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s), and whether the Performance Goal(s) is (are) to apply to the overall Company or to the performance of a division, business unit, plan or individual, any one or more subunits thereof and the Performance Formula used to determine the amount payable pursuant to the Award. Depending on the Performance Criteria used, to establish the Performance Goals, the Performance Goals may be stated in terms of absolute levels or relative to another company or index or indices.

Section 7.3 Additional Requirements that Apply to Performance Awards.

(a) Establishment of Performance Goals. A Performance Award shall provide for payment only upon the attainment of one or more pre-established, objective Performance Goals. The Performance Goals and the process by which they are established shall satisfy all of the requirements of Section 162(m) of the Code. By way of illustration, but not limitation, the following requirements must be satisfied: (i) the Performance Goals shall be based solely on the Performance Criteria specifically identified in Article II; (ii) the Performance Goals shall be considered to be pre-established only if the Performance Goals are established by the Committee in writing not later than 90 days after the commencement of the Performance Period for such Award; provided that (1) the outcome must be substantially uncertain at the time the Committee establishes the Performance Goals, and (2) in no event may the Committee establish the Performance Goals for any Performance Award after 25% of the Performance Period for such Award has elapsed; (iii) a Performance Goal will be considered to be objective only if a third party having knowledge of the relevant facts could determine whether the Performance Goal has been met; and (iv) the amount of compensation payable to a Covered Employee if the Performance Goal is attained is based on an objective Performance Formula.

(b) Performance Evaluation; Adjustment of Goals. At the time that a Performance Award is first issued, the Committee, in the Award Document or in another written document, may specify whether performance will be evaluated including or excluding the effect of any of the following events that occur during the Performance Period, as the Committee deems appropriate: (i) judgments entered or settlements reached in litigation or other regulatory proceedings; (ii) the write down or sale of assets; (iii) the impact of discontinued operations, any reorganization, liquidation, or restructuring; (iv) the impact of changes in tax laws, accounting principles, regulatory actions or other laws affecting reported results; (v) extraordinary, non-recurring, or other items that are not indicative of on-going operations; (vi) the impact of any mergers, acquisitions, spin-offs or other divestitures; and (vii) foreign exchange gains and losses. The inclusion or exclusion of these items shall be addressed in the Award Notice in a manner that satisfies the requirements of Section 162(m) of the Code. In the Award Notice, the Committee also may include or exclude other items in the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants: (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; or (2) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(c) Continued Employment. Unless otherwise provided in the relevant Award Notice, a Participant must be employed by the Company on the last day of a Performance Period to be eligible to receive payment for the Performance Award earned during such Performance Period.

(d) Certification. Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to also calculate and certify in writing the amount of the Performance Awards earned and payable for the period based upon the Performance Formula. Committee certification is not required for compensation that is attributable solely due to the increase in value of the Company’s Stock.

(e) Negative Discretion. In determining the actual amount payable pursuant to a Performance Award for a Performance Period, the Committee may use its discretion to reduce (but not increase) or eliminate the amount of the Performance Award earned under the Performance Formula for the Performance Period, if in its sole judgment, such reduction or elimination is appropriate.

(f) Miscellaneous. The designation of a Covered Employee as a Participant for any Performance Period shall not in any manner entitle the Participant to receive a Performance Award for such Performance Period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant for any subsequent Performance Period.

(g) Timing of Award Payments. As a general rule, the Performance Awards granted for a particular Performance Period shall be paid to Participants promptly following the completion of the certifications required by Section 7.4(d) but in no event shall payment be made later than March 15th of the year following the year in which the Performance Award was earned.

(h) Maximum Award Payable. In accordance with Section 6.3, but subject to adjustment as provided in Section 6.2: (i) the maximum Performance Award (other than a Cash Incentive Award) payable to any one Covered Employee during any one calendar year is 800,000 or the equivalent cash value; and (ii) the maximum Performance Award that is a Cash Incentive Award payable to any one Covered Employee during any one calendar year is $5,000,000.

ARTICLE VIII

STOCK OPTIONS

Section 8.1 Grants. Awards may be granted in the form of stock options. Stock options shall be awarded in such numbers and at such times as the Committee shall determine. These stock options may be “incentive stock options” within the meaning of Section 422 of the Code or non-qualified stock options or a combination thereof.

Section 8.2 Terms and Conditions of Stock Options. A stock option shall be exercisable in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee. The price at which Stock may be purchased upon exercise of a stock option shall be not less than 100% of the Fair Market Value of the Stock, on the date of grant. In addition, the term of a stock option may not exceed 10 years from the date of grant.

Section 8.3 Exercise. Upon exercise, the exercise price of a stock option may be paid in full (a) in cash, (b) by tendering, by either actual delivery of shares or by attestation, shares of previously acquired Stock, (c) by any net issuance arrangement (including any broker assisted “cashless” exercise arrangement), or (d) a combination of the foregoing, or (e) such other consideration as the Committee may deem appropriate. Notwithstanding the foregoing or the provision of any Award Notice, a Participant may not pay the exercise price of a stock option using shares of previously acquired Stock if, in the opinion of counsel to the Company there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act or there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Company.

Section 8.4 Restrictions Relating to Incentive Stock Options. The following additional rules shall apply to Options that are intended to be “incentive stock options” within the meaning of Section 422 of the Code: (a) incentive stock options shall be granted only to Employees; (b) the aggregate Fair Market Value of the Stock (determined at the time the Option was granted) with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 or such other limit as may be required by Section 422 of the Code (to the extent that incentive stock options are first exercisable in excess of such limitation, the excess shall be considered non-qualified stock options); (c) an incentive stock option may be granted to any individual who, at the date of grant, owns stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant; (d) no incentive stock option may be made pursuant to the Plan after the tenth anniversary of the Effective Date, unless the Company’s stockholders vote to approve an extension of the Plan; (e) except in the case of Disability, during a Participant’s lifetime, an incentive stock option may be exercised only by the Participant; and (f) the maximum aggregate number of shares of Stock which shall be available for grant under the Plan as incentive stock options is the same numeric limit set forth in Section 6.1.

ARTICLE IX

STOCK APPRECIATION RIGHTS

Section 9.1 Grants. Awards may be granted in the form of SARs. SARs shall be awarded in such numbers and at such times as the Committee shall determine. A SAR entitles the Participant to receive, in cash or in shares of Stock, payment equal to (or otherwise based on) the excess of: (i) the Fair Market Value of a specified number of shares of Stock on the date of exercise; over (ii) an exercise price established by the Committee. The “exercise price” for a particular SAR shall be defined in the Award Notice for that SAR but in no event shall the exercise price be less than 100% of the Fair Market Value of the Stock, on the date of grant. A SAR may be granted in tandem with all or a portion of a related stock option (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may be granted either on the date of grant of the related stock option or at any time thereafter during the term of the stock option.

Section 9.2 Terms and Conditions of Tandem SARs. A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable, and the “exercise price” of such a SAR shall be the exercise price of the related stock option; provided, however, that at no time shall a Tandem SAR be issued if the exercise price of its related stock option is less than 100% of the Fair Market Value of the Stock on the date of grant. If a related stock option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the stock option exercise. Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related stock option shall be canceled automatically to the extent of the number of shares covered by such exercise. Moreover, all Tandem SARs shall expire not later than the expiration date of the related stock options.

Section 9.3 Terms and Conditions of Freestanding SARs. Freestanding SARs shall be exercisable or automatically mature in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee. The exercise price of a Freestanding SAR shall be not less than 100% of the Fair Market Value of the Stock on the date of grant. Moreover, all Freestanding SARs shall expire not later than 10 years from the date of grant.

Section 9.4 Deemed Exercise. The Committee may provide that a SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR.

Section 9.5 Payment. Unless otherwise provided in an Award Notice, an exercised SAR may be paid in cash, Stock or any combination thereof, as determined by the Committee, in its sole and absolute discretion.

ARTICLE X

STOCK AWARDS

Section 10.1 Grants. Awards may be granted in the form of Stock Awards. Stock Awards shall be awarded in such numbers and at such times as the Committee shall determine. Stock Awards may be granted subject to transfer, performance and other restrictions imposed by the Committee or, in the exercise of its discretion, the Committee may grant Stock Awards free of any vesting restrictions.

Section 10.2 Restrictions; Performance Restrictions. Stock awards may be subject to restrictions on transferability and other restrictions (including, continued employment or service) as may be prescribed by the Committee. For Stock Awards subject to performance restrictions, the Committee shall establish the Performance Criteria, the length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained. The Performance Criteria applicable to any Stock Award shall be based on the Performance Criteria selected by the Committee; provided, however, that the Performance Criteria applicable to any Stock Award granted to a Covered Employee that is designated as a Performance Award pursuant to Article VII shall be limited to the Performance Criteria listed in Article II. The Performance Criteria applicable to any other Stock Award shall include the Performance Criteria listed in Article II and such other factors as may be determined by the Committee.

Section 10.3 Rights as Stockholders. During the period in which any Stock Award is subject to restrictions, the Committee may, in its sole discretion, deny the Participant all or any of the rights of a stockholder with respect to such Stock, including, but not by way of limitation, limiting the right to vote such shares or the right to receive dividends on such shares.

Section 10.4 Evidence of Award. Any Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates, with such restrictive legends and/or stop transfer instructions as the Committee deems appropriate.

ARTICLE XI

RESTRICTED STOCK UNIT AWARDS

Section 11.1 Grants. Awards may be granted in the form of Restricted Stock Units. Restricted Stock Units shall be awarded in such numbers and at such times as the Committee shall determine. A Restricted Stock Unit Award grants the Participant the right to receive shares of Stock in the future. Stock will not be issued pursuant to a Restricted Stock Unit Award until the restrictions specified by the Committee lapse.

Section 11.2 Restrictions; Performance Restrictions. Restricted Stock Units shall be subject to restrictions on transferability and other restrictions (including, continued employment or service) as may be prescribed by the Committee. For Restricted Stock Units subject to performance restrictions, the Committee shall establish the Performance Criteria, the length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained.

The Performance Criteria applicable to any Restricted Stock Unit Award shall be based on the Performance Criteria selected by the Committee; provided, however, that the Performance Criteria applicable to any Restricted Stock Unit Award granted to a Covered Employee that is designated as a Performance Award pursuant to Article VII shall be limited to the Performance Criteria listed in Article II. The Performance Criteria applicable to any other Restricted Stock Unit Award shall include the Performance Criteria listed in Article II and such other factors as may be determined by the Committee.

Section 11.3 Rights as Stockholders. Until the shares of Stock to be received upon the vesting of a Restricted Stock Unit Award are actually received by a Participant, the Participant shall have no rights as a stockholder with respect to such Stock.

Section 11.4 Payment. As a general rule, payment for any vested Restricted Stock Unit Award shall be paid in a single lump sum payment of Stock promptly following the date on which the Award vests but in no event shall payment be made later than March 15th of the year following the year in which the Restricted Stock Unit Award vests.

ARTICLE XII

PERFORMANCE UNITS

Section 12.1 Grants. Awards may be granted in the form of Performance Units. Performance Units shall be awarded in such numbers and at such times as the Committee shall determine. A Performance Unit Award grants the Participant the right to receive Stock, a cash payment, or a combination of Stock and cash, if the Participant achieves the Performance Goals specified by the Committee during a Performance Period specified by the Committee

Section 12.2 Performance Criteria. Performance Units shall be subject to the attainment during a Performance Period of certain Performance Goals. The attainment of the Performance Goals for a Performance Period will determine the ultimate value of the Performance Unit Award. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be determined by the Committee. The Performance Criteria applicable to any Performance Unit shall be based on the Performance Criteria selected by the Committee; provided, however, that the Performance Criteria applicable to any Performance Unit granted to a Covered Employee that is designated as a Performance Award pursuant to Article VII shall be limited to the Performance Criteria listed in Article II. The Performance Criteria applicable to any other Performance Unit shall include the Performance Criteria listed in Article II and such other criteria or factors as may be determined by the Committee.

Section 12.3 Payment. As a general rule, payment for any vested Performance Unit Award shall be paid in a single lump sum payment of Stock, cash, or a combination of Stock and cash, promptly following the date on which the Award vests but in no event shall payment be made later than March 15th of the year following the year in which the Performance Unit Award was earned.

ARTICLE XIII

CASH INCENTIVE AWARDS

Section 13.1 Grants. Awards may be granted in the form of Cash Incentive Awards. Cash Incentive Awards shall be awarded in such amounts and at such times as the Committee shall determine. A Cash Incentive Award grants the Participant the right to receive a cash payment if the Participant achieves the Performance Goals specified by the Committee during a Performance Period specified by the Committee.

Section 13.2 Performance Criteria. Cash Incentive Awards shall be subject to the attainment during a Performance Period of certain Performance Goals. The attainment of the Performance Goals for a Performance Period will determine the ultimate value of the Cash Incentive Award. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be determined by the Committee. The Performance Criteria applicable to any Cash Incentive Award shall be based on the Performance Criteria selected by the Committee; provided, however, that the Performance Criteria applicable to any Cash Incentive Award granted to a Covered Employee that is designated as a Performance Award pursuant to Article VII shall be limited to the Performance Criteria listed in Article II. The Performance Criteria applicable to any other Cash Incentive Award shall include the Performance Criteria listed in Article II and such other criteria or factors as may be determined by the Committee.

Section 13.3 Maximum Cash Incentive Awards. The maximum Cash Incentive Award payable to any one Participant during any one calendar year is $5,000,000.

Section 13.4 Payment. As a general rule, the payment for any vested Cash Incentive Award shall be paid promptly following the date on which the Award vests but in no event shall payment be made later than March 15th of the year following the year in which the Cash Incentive Award was earned.

ARTICLE XIV

PAYMENT; WITHHOLDING

Section 14.1 Payment. Absent a Plan or Award Notice provision to the contrary, payment of Awards may, at the discretion of the Committee, be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions; provided, however, such terms, conditions, restrictions, and/or limitations are not inconsistent with the Plan.

Section 14.2 Withholding Taxes. The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the minimum amount necessary to satisfy of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it the amount of such tax prior to and as a condition of the making of such payment. To the extent permitted by applicable tax, securities, and other laws, the Committee may allow a Participant to satisfy a tax withholding requirement by withholding from any payment of Stock due as a result of such Award, or by permitting the Participant to deliver to the Company previously acquired, shares of Stock having a Fair Market Value equal to the minimum amount of such required withholding obligation. Notwithstanding the foregoing or the provision of any Award Notice, a Participant may not pay the amount of taxes required by law to be withheld using shares of Stock if, in the opinion of counsel to the Company there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act, or there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Company.

ARTICLE XV

DIVIDEND AND DIVIDEND EQUIVALENTS

In the Award Notice for any Award payable or granted in the form of Stock, the Committee may include as part of such Award the right to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be payable in accordance with the related Award Notice, which shall comply with the requirements of

Section 409A or an exception thereto. With respect to any Award that vests based on the achievement of Performance Goals, in no event may a dividend or dividend equivalent vest or be paid prior to the vesting of the corresponding Award and shall only be paid to the Participant if and to the extent that the Performance Goals related to the corresponding Award are satisfied.

ARTICLE XVI

MISCELLANEOUS

Section 16.1 Nonassignability. Except as otherwise provided in an Award Notice, no Awards or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer, assignment, or pledge (except by will or the laws of descent and distribution or pursuant to a domestic relations order in favor of a spouse that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award), nor shall any Award be payable to or exercisable by anyone other than the Participant to whom it was granted. The Committee shall have the authority to adopt a policy that is applicable to existing Awards, new Awards, or both, which permits a Participant to transfer Awards during his or her lifetime to any Family Member. In the event an Award is transferred as permitted by such policy, such transferred Award may not be subsequently transferred by the transferee (other than another transfer meeting the conditions set forth in the policy) except by will or the laws of descent and distribution. A transferred Award shall continue to be governed by and subject to the terms and limitations of the Plan and relevant Award Notice, and the transferee shall be entitled to the same rights as the Participant, as if the transfer had not taken place. Notwithstanding the foregoing, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death or Disability. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Notice applicable to the Participant, except to the extent the Plan and Award Notice otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Company.

Section 16.2 Regulatory Approvals and Listings. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Stock evidencing Awards prior to (a) obtaining any required approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on the stock exchange or quotation system on which the Stock may be listed, and (c) the completion of any registration or other qualification of such shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

Section 16.3 No Right to Continued Employment, Service or Grants. Participation in the Plan shall not give any Participant the right to remain in the employ or other service of the Company. The Company reserves the right to terminate the employment or other service of a Participant at any time. Further, the adoption of this Plan shall not be deemed to give any Employee, Director, Consultant or any other individual any right to be selected as a Participant or to be granted an Award. In addition, no Employee, Director, Consultant or any other individual having been selected for an Award, shall have at any time the right to receive any additional Awards.

Section 16.4 Expiration Date; Amendment; Termination. The Plan shall terminate and expire on the tenth anniversary of the Effective Date and no Awards may be granted after the tenth anniversary of the Effective Date; provided, however, the Committee may suspend or terminate the Plan at any time for any reason with or without prior notice. In addition, the Committee may, from time to time for any reason and with or without prior notice, amend the Plan in any manner, provided, however, that without stockholder approval no such amendment shall: (a) reduce the purchase price or exercise price of any outstanding Option or SAR or take any action that would result in a repricing as described in Section 4.3; (b) increase the numeric limits expressed in Sections 6.1, 6.3 or any similar numeric limit in the Plan; (c) grant Options or SARs with an exercise price that is below 100% of the Fair Market Value of one share of Stock on the date of grant; (d) extend the term of any Option or SAR beyond 10 years from the date of grant; (e) expand the types of Awards available for grant under the Plan; or (f) expand the class of individuals eligible to participate in the Plan. Except as other provided in the Plan, no amendment, modification or termination shall in any manner adversely affect any Award previously granted without the consent of the Participant. Such consent is not required if the change (a) is necessary or appropriate to conform the Award to, or otherwise satisfy legal requirements (including, without limitation, the provisions of any stock exchange or quotation system on which the Stock may be listed and Sections 162(m) or 409A of the Code); (b) does not adversely affect in any material way the rights of the Participant; or (c) is made pursuant to an adjustment as provided in Section 6.2. The Committee shall not take any other action that would cause a Performance Award to fail to satisfy the requirements of Section 162(m) of the Code unless the Committee concludes that the deduction limitations will not become applicable or that the amendment is appropriate despite the deduction limitation imposed by Section 162(m) of the Code.

Section 16.5 Effect of Change in Control. If a Change in Control occurs, the Committee shall have the authority and discretion, but shall not have the obligation, to provide, in the Award Notice or thereafter, that all or part of outstanding Options, SARs, and other Awards shall become fully exercisable and all or part of the restrictions on outstanding Awards shall lapse. To the extent that this provision causes incentive stock options to exceed the dollar limitation set forth in Section 8.4, the excess Options shall be deemed to be non-qualified stock options. In addition, upon, or in anticipation of, a Change in Control, the Committee may: (a) cause all outstanding Awards to be canceled and terminated as of a specified date and give each Participant the right to exercise such Awards during a period determined by the Committee; or (b) cause all outstanding Awards to be canceled and terminated as of a specified date in exchange for a payment or right to payment pursuant to the terms and conditions set forth in the Change in Control transaction documents. With respect to an Award which the Company concludes is subject to (and not excepted from) the requirements of Section 409A of the Code, any actions taken by the Board pursuant to this Section 16.5 shall be done in compliance with Section 409A of the Code. Nothing in this Section 16.5 or any other provision of this Plan is intended to provide any Participant with any right to consent to or object to any transaction that might result in a Change in Control and each provision of this Plan shall be interpreted in a manner consistent with this intent. Similarly, nothing in this Section 16.5 or any other provision of this Plan is intended to provide any Participant with any right to consent to or object to any action taken by the Board pursuant to this Section 16.5

Section 16.6 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

Section 16.7 No Right, Title, or Interest in Company Assets. No Participant shall have any rights as a stockholder as a result of participation in the Plan until the date of issuance of a stock certificate in his or her name. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company and the Participant shall not have any rights in or against any specific assets of the Company.

Section 16.8 No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents, and employees, makes any representation, commitment, or guaranty that any tax treatment, including, but not limited to, federal, state, and local income, estate, and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

Section 16.9 Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, reincorporation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Section 16.10 Code Section 409A. Some of the types of Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Unit Awards, Performance Unit Awards, and Cash Incentive Awards) may be considered to be “non-qualified deferred compensation” subject to the requirements of Section 409A of the Code. If an Award is subject to the requirements of Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Notice and this Plan comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto and the Award Notice shall include such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto. If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is six months after the Participant’s Separation from Service (or the date of the Participant’s death if earlier than the end of the six month period). Any amounts that would have been distributed during such six month period will be distributed on the day following the expiration of the six month period. Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required by Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the specified time period. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with Section 409A of the Code.

Section 16.11 Plan Not Exclusive. This Plan is not intended to be the exclusive means by which the Company may issue options, warrants, or other rights to acquire shares of Common Stock.

Section 16.12 Unfunded Plan. This Plan is intended to be an unfunded plan for incentive compensation. Although bookkeeping accounts may be established with respect to Participants under this Plan, any such accounts shall be used merely as a bookkeeping convenience, including bookkeeping accounts established by a third party administrator retained by the Company to administer the Plan. The Company shall not be required to segregate any assets for purposes of this Plan or Awards made hereunder, nor shall the Company, the Board or the Committee be deemed to be a trustee of any benefit to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Notice, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

Section 16.13 Recovery of Payments. In an Award Notice, the Compensation Committee may include provisions calling for the recapture or clawback of all or any portion of an Award to the extent necessary to comply with Company policy or applicable law in effect on the date of the award notice, including, but not limited to the final rules issued by the SEC and the NYSE pursuant to Section 954 of the Dodd-Frank Act. All Awards are subject to mandatory repayment if the Participant becomes subject to any clawback or recoupment provision under applicable law or Company policy, if such Company policy is adopted.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐	COMPANY #
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the Directors listed below:

1. Election of directors:	01 Jerry Moyes 04 Glenn Brown 02 Richard H. Dozer 03 David VanderPloeg	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ò    Please fold here – Do not separate     ò

The Board of Directors recommends a vote FOR Proposal 2:
2. Advisory vote to approve the compensation of Swift’s named executive officers.	☐	For	☐	Against	☐	Abstain
The Board of Directors recommends a vote FOR Proposal 3:
3. Vote to approve the Company’s 2014 Omnibus Incentive Plan	☐	For	☐	Against	☐	Abstain
The Board of Directors recommends a vote AGAINST Proposal 4:
4. Vote on the stockholder proposal to develop a recapitalization plan	☐	For	☐	Against	☐	Abstain
The Board of Directors recommends a vote FOR Proposal 5:
5. Advisory vote to ratify the appointment of KPMG LLP as Swift’s independent public accountants for calendar year 2014.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SWIFT TRANSPORTATION COMPANY

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 8, 2014

9:00 a.m. MST

The Wigwam

300 East Wigwam Blvd.

Litchfield Park, AZ 85340

Swift Transportation Company 2200 S. 75th Ave. Phoenix, AZ 85043	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 8, 2014.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the election of the director nominees in proposal 1, “FOR” Proposals 2, 3, & 5, and “AGAINST” Proposal 4.

By signing the proxy, you revoke all prior proxies and appoint James Fry and Virginia Henkels, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.eproxy.com/swft Use the Internet to vote your proxy until 11:59 p.m. (MST) on May 7, 2014.	PHONE 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (MST) on May 7, 2014.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.